UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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AMERICAN RAILCAR INDUSTRIES, INC.

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100 Clark Street, St. Charles Missouri 63301

www.americanrailcar.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 8, 2010

To Our Shareholders:

The Annual Meeting of Shareholders of American Railcar Industries, Inc. (which we refer to as the Company) will be held beginning at 1:00 p.m., local time, on June 8, 2010 at Brown Rudnick LLP, Seven Times Square, New York, New York 10036 for the following purposes:

1.	To elect nine directors to serve for the ensuing year and until their successors are duly elected.
2.	To vote on an advisory resolution regarding our executive compensation.
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items are more fully described in the proxy statement accompanying this Notice. Only shareholders of record at the close of business on April 30, 2010 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of shareholders will be open for inspection by any shareholder for the purpose of communicating with other shareholders concerning the Annual Meeting beginning two days after this proxy is mailed out to shareholders and continuing through the Annual Meeting at the Company’s principal executive office, 100 Clark Street, St. Charles, Missouri 63301. Such list will also be available for inspection at the Annual Meeting.

All shareholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. Shareholders who attend the Annual Meeting may revoke their proxies and vote in person, if they so desire.

A Proxy Statement, proxy card and a copy of the Annual Report of the Company for the last fiscal year accompany this Notice of Annual Meeting of Shareholders.

By order of the Board of Directors

Michael Obertop

Secretary

May 6, 2010

St. Charles, Missouri

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the Annual Meeting, please mark, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope. Even if you have given your proxy, the proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company a written revocation, by executing a proxy with a later date, or by attending and voting at the meeting.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE COMPANY’S ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 8, 2010: This Proxy Statement, the Company’s Annual Report for the fiscal year ended December 31, 2009 and the Proxy Card are available at the Company’s website, www.americanrailcar.com.

American Railcar Industries, Inc.

Proxy Statement

PROXY STATEMENT

2010 ANNUAL MEETING OF SHAREHOLDERS

June 8, 2010

General

The enclosed proxy is solicited on behalf of the board of directors of American Railcar Industries, Inc. (the Company, ARI, we, us or our) for use at the Annual Meeting of Shareholders to be held on June 8, 2010 (the Annual Meeting), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at Brown Rudnick LLP, Seven Times Square, New York, New York 10036. This proxy statement, the accompanying Notice of Annual Meeting, the proxy card and the annual report to shareholders were first mailed or delivered on or about May 6, 2010.

Record Date, Stock Ownership and Voting

Only shareholders of record at the close of business on April 30, 2010 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of that date, there were outstanding and entitled to vote 21,302,296 shares of our common stock, par value $0.01 per share (which we refer to as our Common Stock). Each shareholder is entitled to one vote for each share of Common Stock. Shares represented by the enclosed proxy, if properly executed and returned to the Company prior to the meeting, will be voted at the Annual Meeting and at any adjournment or postponement thereof in the manner specified, or, if not specified, for the election of the nine nominees for director and for the advisory resolution regarding our executive compensation. If any other matters shall properly come before the Meeting, the enclosed proxy will be voted by the proxies in accordance with their best judgment.

The presence, in person or by proxy, of the holders of record of a majority of the shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, a vote of a majority of the votes properly cast will adjourn the Meeting. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting.

The proxy card provides space for a shareholder to vote for or against, or to abstain with respect to, each candidate for election. To be elected, a candidate must receive the affirmative vote of at least a majority of the votes cast for or against the candidate’s election. Similarly, the proxy card provides space for a shareholder to vote for or against, or to abstain with respect to, the resolution regarding our executive compensation. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company for the Annual Meeting. The inspector of elections will treat both abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on the matter) as shares of Common Stock that are present and entitled to vote for purposes of determining a quorum. Broker non-votes are not considered as shares voting or as votes cast with respect to any matter presented at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote for the election of directors. Broker non-votes will have no effect on the resolution regarding our executive compensation, but abstentions will be tantamount to a vote against such resolution.

Revocability of Proxies

The proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person. Our executive office is located at 100 Clark Street, St. Charles, Missouri 63301.

Costs of Solicitation

All costs of this solicitation of proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting nine directors are to be elected who shall hold office until the next Annual Meeting of Shareholders. The persons listed below, each of whom is currently a director of the Company, have been nominated by the board of directors for election as directors. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of each of the nine nominees listed below. All nominees have consented to serve as directors if elected, but if any of them should decline or be unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present board of directors to fill the vacancy. The term of office of each person elected as a director will continue until our next Annual Meeting of Shareholders or until a successor has been elected and qualified.

The Board of Directors unanimously recommends you vote FOR the election of each of the nine nominees to the Board of Directors set forth below.

Set forth below is certain biographical information regarding the nominees as of April 8, 2010.

Name	Age	Position	Director Since
Carl C. Icahn	74	Chairman of the Board	1994
James J. Unger	62	Vice Chairman of the Board	1995
Vincent J. Intrieri *	53	Director	2005
James C. Pontious **	71	Director	2006
J. Mike Laisure **	58	Director	2006
Harold First ***	73	Director	2007
Brett Icahn *	30	Director	2007
Hunter Gary	35	Director	2008
Stephen Mongillo	48	Director	2009

*	Member of the Compensation Committee

**	Member of the Audit Committee

***	Chair of the Audit Committee

Director Qualification Standards

We will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. In evaluating candidates for nomination as a director, our board may consider all factors it deems relevant, including current or recent experience as a leader of another major complex organization; business and financial expertise; experience as a director of a public company; current or prior railcar and/or manufacturing industry experience; independence; diversity; the extent to which the candidate would fill a present need on the board; and general criteria such as independent thought, practical wisdom and mature judgment. In addition, in composing a well-rounded board of directors, we look for those individuals who would bring a variety of complementary skills to allow formation of a board that possesses the appropriate skills and experience to oversee our management team and our business. Listed below are our director nominees and their biographies, and for each director, we summarize why that director has been chosen to serve on our board of directors.

Nominees

Carl C. Icahn. Mr. Carl Icahn has been our principal beneficial shareholder and has served as chairman of the board and as a director since 1994. Mr. Carl Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as chief executive officer of Icahn Capital LP, a wholly-owned subsidiary of Icahn Enterprises L.P. (IELP), and certain related entities, Mr. Carl Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. From November 2004 through August 2007, Mr. Carl Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp. Since November 1990, Mr. Carl Icahn has been chairman of the board of Icahn Enterprises G.P. Inc. (IEGP), the general partner of IELP. IELP is a diversified holding company engaged in a variety of businesses, including investment management, automotive, metals, real estate, home fashion, railcar and food/packaging. Mr. Carl Icahn has served as chairman of the board and as a director of Tropicana Entertainment Inc. (Tropicana), a casino and resort owner and operator, since March 2010. From September 2000 to February 2007, Mr. Carl Icahn served as the chairman of the board of GB Holdings, Inc. (GB Holdings), which owned an interest in Atlantic Coast Holdings, Inc., the owner and operator of The Sands Hotel and Casino in Atlantic City, New Jersey, until November 2006. From October 1998 through May 2004, Mr. Carl Icahn was the president and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, Nevada. From September 2006 to November 2008, Mr. Carl Icahn was a director of ImClone Systems Incorporated (ImClone), a biopharmaceutical company, and from October 2006 to November 2008, he was the chairman of the board of ImClone. Mr. Carl Icahn has been chairman of the board and a director of XO Holdings, Inc., a telecommunications services provider, since February 2006, and of its predecessor from January 2003 to February 2006. Mr. Carl Icahn has served as a director of Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies, since July 1993. Mr. Carl Icahn was a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment, from May 2005 to January 2010. In October 2005, Mr. Carl Icahn became a director of WestPoint International, Inc. (WestPoint), a manufacturer of bed and bath home fashion products. Mr. Carl Icahn was a director of WCI Communities, Inc. (WCI), a homebuilding company, from August 2007 to September 2009 and served as chairman of the board of WCI from September 2007 to September 2009. In December 2007, Mr. Carl Icahn became a director of Federal-Mogul Corporation (Federal-Mogul), a supplier of automotive products, and since January 2008 has been the chairman of the board of Federal-Mogul. Mr. Carl Icahn was a director of Motricity, Inc. (Motricity), a company that provides mobile content services and solutions, from April 2008 to January 2010. Mr. Carl Icahn was a director of Yahoo! Inc., a company that provides Internet services to users, advertisers, publishers and developers worldwide, from August 2008 to October 2009. Mr. Carl Icahn received his B.A. from Princeton University.

In addition, and without acknowledging the following disclosure is required, on January 5, 2001, Reliance Group Holdings, Inc. (Reliance) commenced an action in the United States District Court for the Southern District of New York against Mr. Carl Icahn, Icahn Associates Corp. and High River alleging that High River’s tender offer for Reliance 9% senior notes violated Section 14(e) of the Exchange Act. Reliance sought a temporary restraining order and preliminary and permanent injunctive relief to prevent defendants from purchasing the notes. The Court initially imposed a temporary restraining order. Defendants then supplemented the tender offer disclosures. The Court conducted a hearing on the disclosures and other matters raised by Reliance. It then denied plaintiff’s motion for a preliminary injunction and ordered dissolution of its temporary restraining order following dissemination of the supplement. Reliance took an immediate appeal to the United States Court of Appeals for the Second Circuit and sought a stay to restrain defendants from purchasing notes during the pendency of the appeal. On January 30, 2001, the Court of Appeals denied plaintiff’s stay application. On

January 30, 2001, Reliance also sought a further temporary restraining order from the District Court. The Court considered the matter and reimposed its original restraint until noon the next day, at which time the restraint was dissolved. The appeal was argued on March 9 and denied on March 22, 2001.

The Board has concluded that Mr. Carl Icahn should serve as a director and as the chairman of the board because of his significant business experience and leadership roles serving as a director in various companies, as discussed above. Additionally, Mr. Carl Icahn is uniquely qualified based on his history of creating value in companies across multiple industries. Mr. Carl Icahn has proven to be a successful investor and business leader for more than 40 years. Mr. Carl Icahn has also served as our chairman for over 15 years, providing him extensive knowledge of our operations and industry.

James J. Unger. Mr. Unger served as our president and chief executive officer from March 1995 to April 2009 and has served on our board of directors since March 1995. Effective April 1, 2009, Mr. Unger resigned as our president and chief executive officer and was appointed vice chairman of the board. Mr. Unger also served us as a consultant from April 2009 through March 2010. Prior to joining us, he served ACF Industries, Inc. (now known as ACF Industries, LLC, which we refer to as ACF) as its president from 1988 to 1995, as its senior vice president and chief financial officer from 1984 to 1988 and on its board of directors from August 1993 to March 2005. After he joined us in 1995, Mr. Unger continued to serve as the vice chairman of ACF until March 2005. Since 2004, Mr. Unger has served as a director of American Railcar Leasing LLC (which we refer to as ARL). ACF and ARL are controlled by Mr. Carl Icahn. Since June 2003, Mr. Unger has served as president of Ohio Castings Company, LLC (which we refer to as Ohio Castings), the joint venture in which we have a one-third interest. Since July 2007, Mr. Unger has served on the executive committee of Axis, LLC, the axle manufacturing joint venture in which we have a 41.8% interest, and, since January 2008, has served as a director of Axis Operating Company, LLC, which is wholly owned by Axis, LLC and is the operating entity for the joint venture. Since 2008, Mr. Unger served on the board of directors of Amtek Railcar Industries Private Limited (which we refer to as Amtek Railcar), the Indian joint venture in which we have a 50% interest. Also, Mr. Unger served on the board of directors of Guaranty Financial Group and Guaranty Bank from August 2008 to August 2009. Mr. Unger was on the board of directors of Aspen Resources Group, an oil and gas exploration company from May 2002 until April 2007. Mr. Unger participates in several industry organizations, including as an executive committee member for the Railway Supply Institute, Inc. (RSI). He also is a board member of the American Railway Car Institute, a member of the project review committee for the RSI-AAR Railroad Tank Car Safety Research Test Project, a steering committee member of RSI on tank railcars, and a member of the National Freight and Transportation Association. Mr. Unger served as a member of the board of directors of Ranken Technical College from 1990 to 2002. Mr. Unger received a B.S. in Accounting from the University of Missouri, Columbia and is a Certified Public Accountant.

The Board has concluded that Mr. Unger should serve as a director and as the vice chairman of the board because of his significant knowledge and understanding of our operations and industry, his experience as our former president and chief executive officer, and his extensive knowledge and experience in the railcar industry based on his other leadership roles discussed above.

Vincent J. Intrieri. Mr. Intrieri served as our senior vice president, treasurer and secretary from March 2005 to December 2005 and has served on our board of directors since August 2005 and as a member of our compensation committee since January 2006. Since July 2006, Mr. Intrieri has been a director of IEGP, the general partner of IELP, a diversified holding company engaged in a variety of businesses, including investment management, automotive, metals, real estate, home fashion, railcar and food/packaging. Since November 2004, Mr. Intrieri has been a senior managing director of Icahn Capital LP, the entity through which Mr. Carl Icahn manages third party private investment funds. Since January 1, 2005, Mr. Intrieri has been senior managing director of Icahn Associates Corp. and High River Limited Partnership, entities primarily engaged in the business of holding and investing in securities. From April 2005 through September 2008, Mr. Intrieri was the president and chief executive officer of Philip Services Corporation, an industrial services company. Since December 2007, Mr. Intrieri has been the chairman of the board and a director of PSC Metals, Inc. (PSC), a metals recycling company. Since April 2003, Mr. Intrieri has been chairman of the board of directors and a director of

Viskase Companies, Inc., a producer of cellulosic and plastic casings used in preparing and packaging processed meat products. From November 2006 to November 2008, Mr. Intrieri also served on the board of directors of Lear Corporation, a supplier of automotive interior systems and components. Mr. Intrieri also serves on the boards of directors of the following companies: National Energy Group, Inc., a company engaged in the business of managing the exploration, production and operations of natural gas and oil properties; XO Holdings, Inc., a telecommunications company; WestPoint, a manufacturer of bed and bath home fashion products; and Federal-Mogul, a supplier of automotive products, where he has also served as a compensation committee member since January 2006. With respect to each company mentioned above, Mr. Carl Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Intrieri is a certified public accountant. Mr. Intrieri received a B.S. in Accounting from The Pennsylvania State University.

The Board has concluded that Mr. Intrieri should serve as a director and member of our compensation committee because of his significant business experience and leadership roles serving as a director in various companies, as discussed above. In particular, his experience as a director in Icahn Capital LP, WestPoint, PSC, Viskase and Federal-Mogul enables him to understand the complex business and financial issues that we may face. Mr. Intrieri’s experience in other directorships and on other compensation committees also provides insight into other companies’ compensation programs to assist in incentivizing our named executive officers and employees competitively with other companies.

James C. Pontious. Mr. Pontious has served on our board of directors and as a member of our audit committee since January 2006. Since May 2005, Mr. Pontious has been a railroad industry consultant in the areas of business development, acquisition and investment for various clients focused on the railroad industry, including Wabtec Corporation (Wabtec), a public company that supplies air brakes and other equipment for locomotives, freight cars and passenger transit vehicles. Mr. Pontious served Wabtec as vice president of special projects for business development from January 2003 through April 2005 and as vice president of sales and marketing from April 1990 to January 2003. Mr. Pontious also served as vice president of sales and marketing at New York Air Brake Company, a unit of General Signal Corporation, from 1977 to 1990 and was a trustee/director of the Watertown Savings Bank from 1979 to 1990. Prior to this, Mr. Pontious served the Pullman-Standard division of Pullman, Inc., a freight and passenger railcar manufacturer, from 1961 to 1977 in various management positions in the areas of sales, marketing and operations. Mr. Pontious has served as a director of the Intermodal Transportation Institute at the University of Denver and as chairman of the Passenger Transportation Committee of the Railway Progress Institute in Washington DC. Mr. Pontious holds a B.B.A. from the University of Minnesota.

The Board has concluded that Mr. Pontious should serve as a director and a member of our audit committee because of his significant experience in the rail industry and business development and his financial background. Mr. Pontious’ experience with a rail industry supplier provides a different perspective and insight to us as a railcar manufacturer. Mr. Pontious’ experience in the passenger railcar business will assist our board of directors and management as we begin our new joint venture to manufacture and produce passenger railcars. Mr. Pontious also has significant business experience and leadership roles in various companies, as discussed above, that provide an insight beyond that of the rail industry.

J. Mike Laisure. Mr. Laisure has served on our board of directors and as a member of our audit committee since January 2006. Since June 2007, Mr. Laisure has served as chief executive officer of Fluid Routing Solutions (FRS), an automotive supplier that designs and manufactures fluid and fuel handling systems, which was formerly known as Mark IV Industries. FRS filed for bankruptcy protection under Chapter 11 in February 2009 and emerged from Chapter 11 in March 2009. Mr. Laisure served from December 2006 through July 2007 as president of Delco Remy, Inc., a manufacturer of starters, alternators and rotating electrics for the automotive, commercial vehicle and off-highway markets. Since May 2005, Mr. Laisure has been consulting as an independent contractor for the automotive and industrial manufacturing space. Prior to this, he spent 32 years in various corporate accounting, sales, engineering and operational positions with Dana Corporation (Dana), a publicly held corporation that designs, manufactures and supplies vehicle components and technology, and its predecessors. Mr. Laisure served as president of Dana’s Automotive Systems Group from March 2004 to May 2005. From December 2001 to February 2004, Mr. Laisure served as president of Dana’s engine and fluid management group and, from December 1999 to November 2001, he served as president of Dana’s fluid management group. In addition, he served on the board of directors of various Dana Corporation joint ventures, including joint ventures in Germany, Indonesia, Mexico and Turkey. Mr. Laisure served as director of finance of P.T. Spicer Indonesia, a manufacturer of axles and driveshafts, from 1982 to 1984. Also, he served as accountant, internal auditor and controller at Perfect Circle, a manufacturer of automotive engine components, from 1973 to 1981. Also, Mr. Laisure has been a director of Federal-Mogul since February 2008. Mr. Laisure received a B.A. in Accounting from Ball State University and an M.B.A. from Miami (Ohio) University, and has completed the Harvard University Advanced Management Program.

The Board has concluded that Mr. Laisure should serve as a director and a member of our audit committee because of his significant business experience and leadership roles in the manufacturing industry, as discussed above. Mr. Laisure also has extensive accounting and finance experience, as well as experience with international joint ventures in the manufacturing industry.

Harold First. Mr. First has served on our board of directors and as a member of our audit committee since January 2007. Mr. First has been an independent financial consultant since January 1993. Mr. First is currently a director of WestPoint. Since November 2007, Mr. First has been a director of Lexington Realty Trust, a New York Stock Exchange (NYSE) traded real estate investment trust that merged with Newkirk Realty Trust, Inc. (Newkirk), another NYSE traded real estate investment trust on December 31, 2006. From April 2001 to March 2006, Mr. First served on the board of directors of GB Holdings. From January 2006 through December 2006, Mr. First was a director of Newkirk. Mr. First was a director of PANACO Inc., an oil and gas drilling firm, from September 1997 to December 2003. Mr. First is a Certified Public Accountant and holds a B.S. from Brooklyn College.

The Board has concluded that Mr. First should serve as a director and as chair of our audit committee because of his significant business experience as well as his experience as a director in various companies, as discussed above. In particular, Mr. First’s deep financial and accounting experience provides leadership and insight to our audit committee.

Brett Icahn. Mr. Brett Icahn has served on our board of directors since January 2007 and as a member of our compensation committee since January 2008. Since April 2010, Mr. Brett Icahn has been a Portfolio Manager of the Sargon Portfolio at Icahn Capital, the general manager of which is Mr. Carl Icahn, and where he was an investment analyst from 2002 until April 2010. Since January 2010, Mr. Brett Icahn has served on the board of directors of Take-Two Interactive Software, Inc., a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC. Mr. Brett Icahn is also on the board of directors of Motricity, a position he has held since January 2010. In addition, Mr. Brett Icahn is the Vice President of Modal LLC, a company wholly owned and controlled by Mr. Carl Icahn. Mr. Brett Icahn is the son of Mr. Carl Icahn. Mr. Brett Icahn received a B.A. from Princeton University.

The Board has concluded that Mr. Brett Icahn should serve as a director and a member of our compensation committee because of his business experience and leadership roles in various companies, as discussed above. Mr. Brett Icahn’s experience with other companies provides insight into other companies’ compensation programs to assist in incentivizing our named executive officers and employees competitively with other companies.

Hunter Gary. Mr. Gary has served on our board of directors since January 2008. Since 2003, Mr. Gary has served as the chief operating officer of Icahn Sourcing LLC, an entity owned by Mr. Carl Icahn, where he is responsible for monitoring and managing cost efficiency opportunities for businesses in which Mr. Carl Icahn has an interest, and has been employed by Icahn Associates Corp., an affiliate of IELP, since June 2003. Since 2007, Mr. Gary has also served as a director of WestPoint and Motricity. Since March 2010, Mr. Gary has served as a director of Tropicana. Mr. Gary is married to Mr. Carl Icahn’s wife’s daughter. Mr. Gary received his B.A. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business.

The Board has concluded that Mr. Gary should serve as a director because of his significant business and financial experience and leadership roles in various companies, as discussed above.

Stephen Mongillo. Mr. Mongillo has been a managing director of Icahn Capital LP, the entity through which Mr. Carl Icahn manages third party investment funds, since January 2008. Mr. Mongillo also serves as a director of WestPoint. Prior to joining Icahn Capital, Mr. Mongillo worked at Bear Stearns for 10 years, most recently as a senior managing director overseeing the leveraged finance group’s efforts in the healthcare, real estate, gaming, lodging, leisure, restaurant and education sectors. Mr. Mongillo received a B.A. from Trinity College and an M.B.A from the Amos Tuck School of Business Administration at Dartmouth College.

The Board has concluded that Mr. Mongillo should serve as a director because of his significant business and financial experience and leadership roles in various companies, as discussed above.

CORPORATE GOVERNANCE

Board of Directors’ Meetings and Committees

Our board of directors held seven meetings and three independent director meetings during the year ended December 31, 2009. During 2009, each director attended at least 75% of the meetings of the board of directors and each committee on which he served.

All of our directors are informed of the annual meeting of shareholders and are encouraged to attend. No member of our board of directors attended the 2009 annual meeting of shareholders.

Our board of directors has a standing audit committee and a standing compensation committee. We have in the past and may in the future establish special committees under the direction of the board of directors when necessary to address specific issues.

Director Independence and Controlled Company Status

Our Common Stock is listed on the Global Select market of the NASDAQ Stock Market LLC, or NASDAQ, and NASDAQ’s requirements relating to director independence apply to us. Our board of directors has determined that three of our current directors, Messrs. Pontious, Laisure and First, each of whom is also a nominee for director at the Annual Meeting, are independent under these requirements. Each of Mr. Intrieri, Mr. Gary, Mr. Brett Icahn and Mr. Mongillo are employed by and/or otherwise affiliated with Mr. Carl Icahn or entities controlled by Mr. Carl Icahn, and Mr. Unger was our president and chief executive officer until April 1, 2009 and continued to serve us as a consultant until April 1, 2010. Our board of directors considered several factors in determining that Messrs. Pontious, Laisure and First are independent. As to Mr. First, the directors’ analysis included consideration of (i) his current directorship of WestPoint, which is an affiliate of Mr. Carl Icahn, (ii) his past employment, from November 1990 to January 1993, as chief financial officer of Icahn Holding Corporation, an affiliate of Mr. Carl Icahn and (iii) his prior directorships of various public and private companies affiliated with Mr. Carl Icahn. The board of directors did not assign any particular weight or importance to any one of these factors but rather considered them as a whole. After considering all of these factors, our board of directors concluded that none of Messrs. Pontious, Laisure and First had any relationship that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director, and that each of them satisfied NASDAQ’s independence requirements.

During 2009 and through the date of this proxy statement, Mr. Carl Icahn, our principal beneficial shareholder and the chairman of our board of directors, controlled more than 50% of the voting power of our Common Stock. See “Security Ownership of Certain Beneficial Owners and Management,” below, for further details regarding Mr. Carl Icahn’s beneficial ownership of, and control over, shares of our Common Stock. Consequently, we are a controlled company under applicable NASDAQ rules. Under these rules, a controlled company may elect not to comply with certain NASDAQ corporate governance requirements, including requirements that: (i) a majority of the board of directors consist of independent directors; (ii) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors; and (iii) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors.

We have elected to use these exemptions. As a result, (i) we do not have a majority of independent directors, (ii) we do not have a nominating committee or a nominating committee charter, and (iii) our compensation committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies and does not have a charter.

Board of Directors Leadership Structure

Our leadership structure separates the positions of chairman of the board of directors and chief executive officer. Mr. Carl Icahn serves as the chairman of our board of directors and Mr. James Cowan serves as our president and chief executive officer. The division of responsibilities between the chairman and the chief executive officer is clearly defined. Mr. Carl Icahn is responsible for leading the meetings of the board of directors. Mr. Carl Icahn does not participate in our day-to-day business operations. Mr. Cowan reports to our board of directors, including Mr. Carl Icahn, and is responsible for our day-to-day operations including, but not limited to, oversight of our business operations and management team. We believe that this leadership structure is appropriate as it enhances our corporate governance and company oversight by clearly delineating responsibilities between the chairman of our board of directors and our chief executive officer. Additionally, Mr. James Unger serves as vice chairman of our board of directors. Mr. Unger, who prior to becoming vice chairman of our board of directors served as both a director and as our president and chief executive officer, further facilitates the board of directors in its oversight of our business operations.

Board of Directors Role in Risk Oversight

Our board of directors, primarily through the audit and compensation committees, oversees our risk management practices. Our directors are entitled to rely on management and the advice of our outside advisors and auditors, but must at all times have a reasonable basis for such reliance. Our directors rely on the chief executive officer and chief financial officer to supervise the day-to-day risk management. Our chief executive officer and chief financial officer, together with management representatives of the relevant functional areas (for example, internal audit, operational management, human resources, etc.), review and assess the operations of our business as well as operating management’s identification, assessment and mitigation of the material risks affecting our operations. These risks include strategic, financial, competitive, operational and compliance risks. Our chief executive officer and chief financial officer each provide reports concerning these risks directly to the board of directors or its committees, as appropriate.

Director Nominations

Other than the qualities noted under “Director Qualification Standards” above, we do not maintain a formal policy with respect to the review of potential nominees to our board of directors. All of the members of our board of directors participate in the review of potential nominees to our board of directors for the qualities noted under “Director Qualification Standards” above. The board has determined that, given the importance of the director nomination process, the entire board of directors should participate in the evaluation of potential board members. As a result of his control of a majority of our outstanding Common Stock, Mr. Carl Icahn may control the election of all of the members of our board of directors. Our board of directors has therefore deemed it appropriate not to form a standing nominating committee because the influence exercisable by Mr. Carl Icahn in the nomination and election process would make a separate process superfluous in light of Mr. Carl Icahn’s and the board’s review of potential nominees.

The board of directors may consider candidates recommended by shareholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. In general, persons recommended by shareholders will be considered on the same basis as candidates from other sources. If a shareholder wishes to recommend a candidate for director for election at the 2011 Annual Meeting of Shareholders, it must follow the procedures described below in “Shareholder Proposals and Recommendations for Director.”

Shareholder Communications with Directors

Shareholders may contact the board of directors of the Company by writing to them c/o Investor Relations, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301. All communications addressed to the board of directors will be delivered to the board of directors. If shareholders desire, they may contact individual members of the board of directors, our independent directors as a group, or a particular committee of the board of directors by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate director(s).

Audit Committee

Our audit committee meets formally at least once every quarter and more often if necessary. Our board of directors has adopted a written charter for our audit committee. That charter conforms to applicable rules and regulations of the Securities and Exchange Commission (SEC) and NASDAQ. A copy of the audit committee charter is publicly available on our web site at www.americanrailcar.com under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

Messrs. First, Pontious and Laisure are currently the members of our audit committee. Our board of directors has determined that Mr. First qualifies as an audit committee financial expert, as that term is defined by applicable SEC rules, and that he satisfies NASDAQ’s financial sophistication standards. Our board of directors has also determined that Messrs. First, Laisure and Pontious are independent under applicable SEC and NASDAQ rules.

Our audit committee held four meetings during the fiscal year ended December 31, 2009.

Our audit committee is responsible for oversight of the qualifications, independence, appointment, retention, compensation and performance of the Company’s independent registered public accounting firm and for assisting the board of directors in monitoring the Company’s financial reporting process, accounting functions and internal controls. It also is responsible for oversight of whistle-blowing procedures, approving transactions with related persons and certain other compliance matters.

Independent Registered Public Accounting Firm

We engaged Grant Thornton LLP (Grant Thornton) as our independent registered public accounting firm during the fiscal years ended December 31, 2009 and 2008. The decision to engage Grant Thornton during those years was unanimously approved by our audit committee. The audit committee intends to appoint Grant Thornton to audit our consolidated financial statements for the fiscal year ended December 31, 2010, subject to satisfactory negotiations regarding fees and services. A representative of Grant Thornton is expected to be present, in person or telephonically, at our annual meeting, and he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Fees Billed by Independent Registered Public Accounting Firm

Audit Fees. We incurred $836,404 in audit fees and expenses for the fiscal year ended December 31, 2009 and $1,035,301 in audit fees and expenses for the fiscal year ended December 31, 2008 from Grant Thornton. We include in the category of audit fees those fees billed by our independent registered public accounting firm for professional services rendered for the audit of our consolidated financial statements, the quarterly reviews associated with the filing of our 10-Q reports with the SEC, fees associated with testing our internal controls over financial reporting and other related services that are normally provided in connection with such statutory and regulatory filings.

Audit-Related Fees. We incurred no fees from Grant Thornton for audit-related services for the fiscal years ended December 31, 2009 and 2008.

Tax Fees. We did not incur any fees from Grant Thornton for tax compliance, tax advice or tax planning services in the fiscal years ended December 31, 2009 and 2008.

All Other Fees. We did not incur any other fees from Grant Thornton in the fiscal years ended December 31, 2009 and 2008.

The audit committee has considered whether the provision of non-audit services by its independent registered public accounting firm is compatible with maintaining auditor independence and has determined that the provision of such services is compatible.

Audit Committee Policy on Pre-Approval of Services

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. The audit committee may also pre-approve particular services on a case-by-case basis.

Audit Committee Report

In connection with the issuance of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the audit committee:

1.	Reviewed and discussed with management the Company’s audited financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007;

2.	Discussed with Grant Thornton the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards (SAS) No. 61, as amended;

3.

Requested and obtained from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the audit committee concerning independence, and has discussed with Grant Thornton its independence; and

Based on the review and discussions referred to in paragraphs numbered (1) — (3) above, the audit committee recommended to our board of directors that the audited financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee,

Harold First, Chairman

J. Mike Laisure

James C. Pontious

Compensation Committee

We established our compensation committee to review and approve our compensation policies and arrangements. Messrs. Intrieri and Brett Icahn are the current members of our compensation committee. Our compensation committee held three meetings during the fiscal year ended December 31, 2009. As discussed above under “Corporate Governance—Director Independence and Controlled Company Status,” our compensation committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies, is not comprised of independent directors and does not have a charter.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Executive Compensation—Compensation Discussion and Analysis,” below.

Compensation Committee Interlocks and Insider Participation

During 2009, (i) none of our current or former employees or executive officers served on our compensation committee; (ii) none of our executive officers served on the compensation committee (or equivalent committee) or on the board of directors of another entity, one of whose executive officers served on our compensation committee or on our board of directors; and (iii) neither member of our compensation committee had a relationship with us requiring disclosure under the section below entitled “Transactions with Related Persons.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 8, 2010, with respect to the beneficial ownership of our Common Stock by (i) each director, (ii) our named executive officers for the fiscal year ended December 31, 2009, (iii) all of our directors and executive officers as a group and (iv) each person who is known to us to be the beneficial owner of more than five percent of our Common Stock. This information is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the SEC. Applicable percentage ownership as of April 8, 2010 is based upon 21,302,296 shares of our Common Stock outstanding. Beneficial ownership is determined in accordance with rules promulgated under the Exchange Act and generally includes voting and/or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock issuable upon the exercise of stock options that are currently exercisable, or are exercisable within 60 days, are deemed to be issued and outstanding. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares listed. Unless otherwise indicated, the address of each of the following is: c/o American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

	Shares of Common Stock Beneficially Owned
Name	Number	Percent of Class
Carl Icahn (1)	11,587,945	54.4%
James J. Unger	—	—
James Cowan (2)	234,660	1.1%
Alan C. Lullman (3)	33,333	*
Dale C. Davies (4)	14,286	*
Vincent J. Intrieri	—	—
James C. Pontious	5,000	*
J. Mike Laisure	—	—
Harold First (5)	1,500	*
Brett Icahn	—	—
Hunter Gary	—	—
Stephen Mongillo	—	—
Advisory Research, Inc. (6)	2,654,068	12.5%
All executive officers and directors as a group (11 persons)	11,876,724	55.8%

*	Less than one percent

(1)

The following information is based on (i) a Schedule 13D (Amendment No. 2) filed with the SEC on January 15, 2010 by Mr. Carl Icahn and certain other parties and (ii) a Form 4 filed with the SEC on January 15, 2010 by Mr. Carl Icahn: Mr. Carl Icahn beneficially owns 11,587,945 shares. These shares are owned as follows: (i) 11,564,145 shares are owned by IEH ARI Holdings LLC (which we refer to as ARI Holdings), a Delaware limited liability company and (ii) 23,800 shares are owned by Ms. Gail Golden, Mr. Carl Icahn’s spouse. Icahn Enterprises Holdings L.P. (IEHLP), a Delaware limited partnership, is the sole member of ARI Holdings. IEGP, a Delaware corporation, is the general partner of IEHLP and is wholly-owned by Beckton Corp. (Beckton), a Delaware corporation. Beckton is wholly-owned by Mr. Carl Icahn who is also the indirect majority owner of IELP. IEGP is the general partner of IELP, which is the sole limited partner of IEHLP. Mr. Carl Icahn, by virtue of his relationship to ARI Holdings, IEHLP, IEGP, Beckton, IELP and Ms. Golden, may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares directly owned by ARI Holdings and Ms. Golden. Mr. Carl Icahn disclaims beneficial ownership of such shares for all other purposes.

(2)	Mr. Cowan beneficially owns 234,660 shares. Mr. Cowan has the right to acquire 219,160 of these shares pursuant to currently exercisable options to purchase Common Stock.

(3)	Mr. Lullman beneficially owns 33,333 shares. Mr. Lullman has the right to acquire all 33,333 shares pursuant to currently exercisable options to purchase Common Stock.

(4)	Mr. Davies beneficially owns 14,286 shares. Mr. Davies has the right to acquire all 14,286 shares pursuant to currently exercisable options to purchase Common Stock.

(5)	Includes 1,500 shares held by the Harold First Pension Plan.

(6)

Pursuant to Advisory Research, Inc.’s (Advisory) Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010, Advisory has the sole power to vote 2,654,068 shares and the sole dispositive power over 2,654,068 shares. The address of Advisory is 180 North Stetson St., Suite 5500, Chicago, IL 60601.

Code of Ethics

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. Our Code of Ethics for Senior Financial Officers is publicly available on our web site at www.americanrailcar.com under the heading “Investor Relations” and the sub-heading “Corporate Governance.” We may satisfy the disclosure requirement of Item 5.05 of Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics by either disclosing such information in a Current Report on Form 8-K or by posting such information on our web site, at the internet address specified above.

Executive Officers

The names of the Company’s executive officers who are not directors of the Company and certain biographical information regarding them as of April 8, 2010, are set forth below. None of the persons listed below was appointed pursuant to any arrangement or understanding with any person, other than the employment agreements we entered into with each of Messrs. Cowan, Davies and Lullman relating to their service in such capacities in 2009, discussed below under “Executive Compensation—Compensation Discussion and Analysis—Employment Agreements.” Executive officers are chosen by and serve at the discretion of the board of directors.

Name	Age	Position
James Cowan	52	President and Chief Executive Officer
Dale C. Davies	58	Senior Vice President, Chief Financial Officer and Treasurer
Alan C. Lullman	55	Senior Vice President, Sales

James Cowan. Mr. Cowan was appointed our president and chief executive officer effective on April 1, 2009 and previously served as our executive vice president and chief operating officer from December 2005 through March 2009. Since July 2008, Mr. Cowan has served on the board of directors of Amtek Railcar, the Indian joint venture in which we have a 50% interest. Prior to joining us, he spent the last 26 years in various positions involving the engineering, construction and manufacturing of multiple steel and tubular products. From March 2003 to August 2005, Mr. Cowan served as president and chief operating officer of Maverick Tube Corporation, a North American manufacturer of welded tubular steel products used in the energy industry. Prior to this position, from June 2002 to March 2003, Mr. Cowan served as president and chief operating officer of Vallourec & Mannesmann Star, a French, German and Japanese joint venture and seamless manufacturer of tubular steel products. From January 1992 to June 2002, he served as general manager responsible for all sales and operations of three different steel manufacturing facilities for North Star Steel, a business previously owned by Cargill. Mr. Cowan was responsible for the greenfield development, construction and start-up of one of these facilities. From July 1979 to January 1992, he served in differing operational capacities for Cargill’s steel group, North Star Steel. During 2000 and 2001, Mr. Cowan served as chairman of the Governor of Ohio’s Steel Council. Mr. Cowan received his B.S. in Metallurgical Engineering from Michigan Technological University.

Dale C. Davies. Mr. Davies has served as our senior vice president, chief financial officer and treasurer since June 2008 and previously served as our vice president of finance from June 2005 to June 2008. Since July 2008, Mr. Davies has served on the board of directors of Amtek Railcar, the Indian joint venture in which we have a 50% interest. Prior to joining us Mr. Davies held various financial management positions with manufacturing companies in the chemical and pharmaceutical industries. From 1997 to 2005, Mr. Davies worked for Solutia, Inc. and was responsible for transaction management for strategic acquisitions and divestitures and business analysis and financial reporting. Prior to that Mr. Davies worked for Monsanto Company from 1974 to 1997 in various financial positions including plant cost accountant, business unit controller and corporate manager of business analysis and financial reporting. Mr. Davies has a B.S. in Accounting from the University of Missouri and is a Certified Management Accountant.

Alan C. Lullman. Mr. Lullman served as our senior vice president sales, marketing and services from October 2004 to March 2010 when he assumed the role of senior vice president sales. From August 1998 to September 2004, he served as our vice president sales and marketing. Prior to joining us, he served as a regional sales manager at the Houston office of ACF from March 1989 to July 1998, where he was responsible for sales across 22 states. From August 1987 to February 1989, Mr. Lullman was a district sales manager at ACF. He held numerous other sales positions at ACF sales offices in the Southwest, Midwest and Northeast from October 1978 to July 1987. Mr. Lullman is a member of the National Grain Car Council, North America Freight Car Association, National Coal Transportation Association and Renewable Fuels Association. He received a B.A. from Westminster College. He also served in the U.S. Marine Corps Reserve from 1973 to 1976, when he received an honorable discharge.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation committee has the ongoing responsibility for establishing, implementing and monitoring our executive compensation programs. The compensation committee currently consists of two members, Mr. Intrieri and Mr. Brett Icahn, both of whom are employees of companies controlled by our chairman and principal beneficial shareholder, Mr. Carl Icahn.

The compensation committee, at its discretion, has consulted and expects to continue to consult with Mr. Carl Icahn and members of the staff of various entities controlled by Mr. Carl Icahn, including staff at IELP and Icahn Sourcing LLC, with expertise in compensation and benefits. These staff members research compensation standards and practices in a range of businesses including businesses comparable to ours. The committee also consults with our chief executive officer regarding compensation matters.

The following Compensation Discussion and Analysis describes the material elements of compensation for our named executive officers. Our named executive officers are determined in accordance with SEC rules. Under these rules, Messrs. Cowan, Davies, Lullman and Unger were our named executive officers for our fiscal year ended December 31, 2009. Mr. Unger resigned as our president and chief executive officer effective as of April 1, 2009 and Mr. Cowan was appointed to succeed Mr. Unger in that position on that same date. Mr. Davies was appointed as our senior vice president, chief financial officer and treasurer on June 16, 2008.

Executive Compensation Philosophy. The compensation committee believes that compensation paid to executive officers should assist the Company in attracting, motivating and retaining superior talent. Our compensation programs are intended to motivate the named executive officers to achieve our business objectives and to align their financial interests with those of our shareholders. Based on this philosophy, the compensation of our named executive officers has included a combination of salary, cash incentive compensation, stock-based compensation and other employment benefits. In addition, we have in the past, and may in the future, enter into employment agreements with our named executive officers.

Base Salary. The compensation committee reviews base salaries for our executive officers, subject to the terms of applicable employment agreements. The 2009 base salaries of each of our named executive officers were established pursuant to employment agreements negotiated at arm’s length with each of those officers, as increased by the raises discussed below. As explained further below, Mr. Lullman’s employment agreement is no longer in effect. These employment agreements provide for a minimum annual base salary of $350,000 for Mr. Cowan, $185,000 for Mr. Davies and $250,000 for Mr. Lullman. Mr. Cowan’s current annual base salary remains $350,000. Mr. Davies’ annual base salary has been raised and is currently $205,000. Mr. Lullman’s annual base salary has been raised and is currently $260,000. Mr. Unger’s base salary prior to his resignation as chief executive officer was $364,000. Our compensation committee believes that these salaries represent reasonable and fair salaries for the positions and responsibilities for each of our named executive officers.

Management Incentive Plan. We have established a management incentive plan for certain employees, including our named executive officers, under which targets are determined on an annual basis equal to a percentage of the employee’s base salary. This plan was established to provide additional incentive-based compensation to eligible participants for their contribution to the achievement of our objectives, to encourage and stimulate superior performance and to assist in attracting and retaining highly qualified key employees. Under this plan and consistent with the employment agreements with each of our named executive officers, Mr. Cowan’s 2009 target incentive compensation was 60% of his base salary, Mr. Davies’ 2009 target incentive compensation was 50% of his base salary and Mr. Lullman’s 2009 target incentive compensation was 50% of his base salary. Mr. Unger resigned as our president and chief executive officer effective April 1, 2009, therefore he was not eligible for the management incentive plan in 2009. Under our management incentive plan, the actual incentive compensation to be earned by each of these executives was based on the achievement by the Company of two financial targets established for the year, a percentage return on net assets target and an EBITDA target. Under our management incentive plan, achievement of individual goals, including financial, strategic, corporate, divisional and other goals was also taken into account in determining the incentive compensation. Under our management incentive plan, if less than 80% of the combined financial targets had been achieved, the overall incentive compensation achieved under the plan would have been zero. The compensation committee retained sole discretion over all matters relating to the potential 2009 target incentive compensation, including, without limitation, the decision to pay incentive compensation, the amount of incentive compensation, if any, the ability to increase or decrease any incentive compensation and make changes to any performance measures or targets and discretion over the payment of partial incentive compensation in the event of employment termination.

The 2009 percentage return on net assets and EBITDA based targets under the management incentive plan were 6.4% and $42,510,000, respectively. These targets were based upon our internal budgets as approved by our board of directors in December 2008, which were derived from the projected business environment for the upcoming year and were approved by our compensation committee. Management and the compensation committee believed these targets were achievable based upon our strategic initiatives including, but not limited to, railcar repair plant expansions, vertical integration projects and continuing investments in efficiency improvements. Based on our 2009 results, the percentage return on net assets target and the EBITDA target were each partially achieved. The compensation committee reviewed these achievements and the named executive officers’ individual achievements as measured against the applicable performance criteria under our management incentive plan. The compensation committee also took into account the recommendations of Mr. Cowan, our president and chief executive officer, as to the performance of our other named executive officers. To make its final incentive compensation determinations, the compensation committee then exercised its discretion and allocated incentive compensation at or below the amounts otherwise achieved by our named executive officers under our management incentive plan. As a result of its determinations, the compensation committee awarded incentive compensation to our named executive officers in the following amounts for 2009:

Named Executive Officer	2009 Incentive Compensation ($)
James Cowan	169,482
Dale C. Davies	86,250
Alan C. Lullman	78,488
James J. Unger	—

Mr. Cowan’s incentive compensation was pro-rated as a result of his promotion to president and chief executive officer on April 1, 2009. Mr. Unger was not awarded incentive compensation for 2009 in light of his resignation as of April 1, 2009. The incentive compensation above is included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table below.

Stock-Based Compensation. The compensation committee believes that stock-based compensation causes our executives to have an ongoing stake in our long-term success. Our 2005 Equity Incentive Plan was designed, in part, to optimize our profitability and growth over a longer term. These long-term grants to executive officers are based on job responsibilities and potential for individual contribution. When it makes grants, the compensation committee exercises judgment and discretion in view of its general policies. Stock-based compensation grants have historically been made after the board of directors’ approval of the annual budget, after finalization of the prior year’s financial results and in conjunction with the determination of employee and named executive officer compensation for the upcoming year. The board of directors and compensation committee prefer this timing so that compensation may be aligned with individual and financial performance. The combination of annual cash incentive compensation and stock-based compensation is intended to benefit shareholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. As described below, in 2006, we granted certain of our named executive officers stock options under our 2005 Equity Incentive Plan and in 2007, 2008 and 2009 we granted certain of our named executive officers stock appreciation rights under our 2005 Equity Incentive Plan.

Stock Options. Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. In connection with the initial public offering of our Common Stock in January 2006, we granted a total of 484,876 options to purchase shares of our Common Stock under our 2005 Equity Incentive Plan, including options to purchase 249,160 shares to Mr. Cowan, options to purchase 21,429 shares to Mr. Davies and options to purchase 42,857 shares to Mr. Lullman. The exercise price of these options is $21.00 per share, which was our initial public offering price. The options vested in three equal annual installments on January 19, 2007, January 19, 2008 and January 19, 2009 and have a five year term.

These options were approved prior to grant by our board of directors.

The grant of options to Messrs. Cowan, Davies and Lullman was intended to provide long-term incentive to reward those officers for growth in the price of our Common Stock and to further align the interests of our named executive officers with those of our shareholders.

Stock Appreciation Rights. Stock appreciation rights (SARs) provide for financial gain derived from the potential appreciation in our stock price from the date that SARs are granted until the date that SARs are exercised. On April 4, 2007, we granted a total of 275,300 SARs under our 2005 Equity Incentive Plan, including 15,000 SARs to Mr. Cowan, 10,500 SARs to Mr. Davies, 15,000 SARs to Mr. Lullman and 50,000 SARs to Mr. Unger. The SARs settle in cash and have an exercise price of $29.49 per SAR, which was the closing price of our Common Stock on the date of grant. The SARs vest in four equal annual installments on April 4, 2008, April 4, 2009, April 4, 2010 and April 4, 2011. Each holder must further remain employed by us through each anniversary of the grant date in order to vest in the corresponding number of SARs. The SARs have a seven year term. These SARs were approved on the grant date by our compensation committee. These SARs are the subject of a currently pending exchange offer by the Company, as discussed below.

On April 28, 2008, we granted a total of 269,900 SARs under our 2005 Equity Incentive Plan, including 15,000 SARs to Mr. Cowan, 10,500 SARs to Mr. Davies, 15,000 SARs to Mr. Lullman and 50,000 SARs to Mr. Unger. The SARs settle in cash and have an exercise price of $20.88 per right, which was the closing price of our Common Stock on the date of grant. One half of the named executives’ SARs vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of our Common Stock achieves a specified price target during the preceding calendar year for twenty trading days during any sixty day trading day period. If our Common Stock does not achieve the specified price target during any such calendar year, the applicable portion of these performance-based SARs will be canceled. Each holder must further remain employed by us through each anniversary of the grant date in order to vest in the corresponding number of SARs. The SARs have a term of seven years. These SARs were approved on the grant date by our compensation committee. The specified price targets were not met for the calendar years ended December 31, 2008 and 2009. As such, 1,875 SARs granted to Mr. Cowan, 1,312 SARs granted to Mr. Davies, 1,875 SARs granted to Mr. Lullman and 6,250 SARs granted to Mr. Unger canceled for the calendar year ended December 31, 2008. For the calendar year ended December 31, 2009, 1,875 SARs granted to Mr. Cowan, 1,313 SARs granted to Mr. Davies, 1,875 SARs granted to Mr. Lullman and 6,250 SARs granted to Mr. Unger canceled.

On September 12, 2008, we granted 4,500 SARs under our 2005 Equity Incentive Plan to Mr. Davies. These SARs were granted to align his compensation with our other named executive officers. The SARs settle in cash and have an exercise price of $16.46 per right, which was the closing price of our Common Stock on the date of grant. One half of the SARs issued to Mr. Davies vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of our Common Stock achieves a specified price target during the preceding calendar year for twenty trading days during any sixty day trading day period. If our Common Stock does not achieve the specified price target during any such calendar year, the applicable portion of these performance-based SARs will be canceled. Mr. Davies must further remain employed by us through each anniversary of the grant date in order to vest in the corresponding number of SARs. The SARs have a term of seven years. These SARs were approved on September 11, 2008 by our compensation committee. The specified price targets were not met for the calendar years ended December 31, 2008 and 2009. As such, 562 SARs granted to Mr. Davies canceled for the calendar year ended December 31, 2008 and 563 SARs granted to Mr. Davies canceled for the calendar year ended December 31, 2009.

On March 3, 2009, we granted a total of 306,100 SARs under our 2005 Equity Incentive Plan, including 50,000 SARs to Mr. Cowan, 18,000 SARs to Mr. Davies and 15,000 SARs to Mr. Lullman. The SARs settle in cash and have an exercise price of $6.71 per right, which was the closing price of our Common Stock on the date of grant. One half of the named executives’ SARs vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of our Common Stock achieves a specified price target during the applicable preceding twelve month period for twenty trading days during any sixty day trading day period. If our Common Stock does not achieve the specified price target during any such twelve month period, the applicable portion of these performance-based SARs will be canceled. Each holder must further remain employed by us through each anniversary of the grant date in order to vest in the corresponding number of SARs. The SARs have a term of seven years. These SARs were approved on the grant date by our compensation committee. The specified price target was met for the twelve month period ended March 3, 2010.

The grants of SARs to Messrs. Cowan, Davies, Lullman and Unger were intended to provide long-term incentive in addition to the incentive provided by the stock options to reward those officers for appreciation in the price of our Common Stock and to further align the interests of our named executive officers with those of our shareholders.

On April 3, 2009, in connection with our leadership transition and Mr. Unger’s consulting agreement, our compensation committee approved a modification to the agreements evidencing Mr. Unger’s SARs granted April 4, 2007 and April 28, 2008. The modification provided that Mr. Unger would be deemed to be employed by us for so long as he continuously served as a consultant to the Company without regard to Mr. Unger’s service as a director. In all other respects, the terms of the SARs continued unchanged. As a result of this amendment, for so long as Mr. Unger remained a consultant to the Company, Mr. Unger’s rights under the SARs continued as if he remained an employee of the Company. In conjunction with the termination of Mr. Unger’s consulting agreement on April 1, 2010, Mr. Unger’s unvested SARs terminated on such date and he will have 90 days from such date to exercise any of his vested SARs.

Exchange Offer. On April 19, 2010, we launched an exchange offer relating to the SARs we granted in April 2007 (which we refer to as eligible SARs). This exchange offer is scheduled to end on May 14, 2010, subject to our rights to extend the offer. Readers are referred to the Schedule TO and accompanying materials we filed with the SEC on April 19, 2010 for a complete description of this exchange offer. The description of the exchange offer below is incomplete and is qualified in its entirety by reference to such materials.

In summary, the exchange offer permits eligible employees holding eligible SARs the opportunity to exchange such SARs for half as many new SARs at an exercise price to be determined at the conclusion of the exchange offer. The decline in our stock price since the eligible SARs were granted has posed a major challenge to our goal of motivating employees upon whom the company and shareholders rely to help move the company forward in these challenging economic times. The closing price of our common stock has not exceeded the $29.49 per share exercise price of the eligible SARs since August 14, 2007, and, with the recent economic and market turmoil, has been trading substantially below that price. As a result, we believe that the eligible SARs are no longer capable of serving the purposes for which they were granted, namely providing long-term incentives for future performance. The exchange offer is being made in order to help reinstate, as of the date of the exchange, the long-term incentive value of the eligible SARs while balancing the interests of eligible SARs holders and shareholders.

Employees who choose to participate in the exchange offer will receive new SARs with substantially the same terms and conditions as the eligible SARs surrendered for such new SAR, except as follows:

•	One new SAR for every two eligible SARs tendered for exchange will be received.

•	The exercise price for new SARs will be equal to the closing sales price of our Common Stock at the conclusion of the exchange offer.

•

Each new SAR will become exercisable over a period of three years, vesting one-third on each anniversary of the date the new SARs are granted, so long as the eligible SARs holder remains employed with us. This vesting schedule will apply to all new SARs regardless of whether any eligible SARs may have already vested.

•	Each new SAR will have an expiration date 7 years following the new SAR grant date.

Each new SAR will be granted pursuant to and governed according to the terms of a SARs agreement evidencing the grant and our 2005 Equity Incentive Plan.

Participation in the exchange offer is completely voluntary. Employees who choose not to participate in the exchange offer will keep all of their current SARs, including their eligible SARs, and will not receive any new SARs under the exchange offer.

As of the date the exchange offer was launched, April 19, 2010, 63 eligible SARs holders, holding 201,300 eligible SARs in the aggregate, were eligible to participate in the exchange offer. Our named executive officers are eligible to participate in the exchange offer to the extent they have eligible SARs. None of our directors are eligible to participate in the exchange offer. Our named executive officers will be entitled to exchange the following eligible SARs pursuant to the offer:

Name (1)	Number of Eligible SARs (2)	Percent of Eligible SARs
James Cowan	15,000	7.5%
Dale C. Davies	10,500	5.2%
Alan C. Lullman	15,000	7.5%

(1)

James J. Unger, our former chief executive officer and current vice chairman of our board of directors, holds 25,000 eligible SARs, but Mr. Unger is not an eligible SARs holder because he is no longer employed by us.

(2)

This number represents the number of eligible SARs referencing our shares of common stock. All of our SARs, including all eligible SARs, settle only in cash. No shares of our common stock are issuable upon the exercise of any of our SARs, including all eligible SARs and all new SARs. Upon the exercise of a new SAR, holders will be entitled to receive cash in an amount equal to the excess of the then current fair market value of our common stock over the exercise price of the new SAR (less any applicable tax withholding).

Assuming maximum participation by all eligible SARs holders, such named executive officers would hold 20.2% of the new SARs.

Other Employment Benefits. Our named executive officers are provided with a limited number of perquisites. In the case of country club and athletic club dues paid on behalf of certain named executive officers, we believe that these perquisites assist such officers in maintaining a presence in the community and with business development activities.

The Company provides the following, all of which is quantified in the table below entitled “All Other Compensation”:

•	Automobile allowances

•	Country club and athletic club dues

•	Various premiums on insurance policies

Our named executive officers have been and will continue to be entitled to various other forms of compensation. These forms of compensation include but are not limited to the perquisites identified above, tax reimbursements, dividends on restricted stock, increases in actuarial estimated pension benefit value, matching contributions on elective deferrals to our 401(k) plan and other compensation amounts.

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated executive officers of a publicly held corporation will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). In general, stock options and SARs granted under our 2005 Equity Incentive Plan are intended to qualify under and comply with the performance based compensation exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options and SARs. The compensation committee intends to review periodically the potential impacts of Section 162(m) on structuring and administering our compensation programs.

Compensation Committee Report

The compensation committee reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee,

Brett Icahn

Vincent J. Intrieri

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the years ended December 31, 2009, 2008 and 2007. The named executive officers are Mr. Cowan, Mr. Davies, Mr. Lullman and Mr. Unger. We have no other executive officers.

Name	Year	Salary($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in the Pension Value and Non- qualified Deferred Compensation ($)		All Other Compensation ($)(2)	Total ($)
James Cowan	2009	340,500	160,000	169,482	—		31,824	$701,806
President and Chief Executive Officer	2008	312,000	95,100	142,350	—		32,204	$581,654
	2007	300,000	156,450	146,250	—		37,817	$640,517
Dale C. Davies (3)	2009	200,000	57,600	86,250	—		28,184	$372,034
Senior Vice President and Chief Financial Officer	2008	165,198	88,080	69,441	—		14,728	$337,447
Alan C. Lullman	2009	260,000	48,000	78,488	66,000		33,161	$485,649
Senior Vice President, Sales	2008	260,000	95,100	113,625	24,000		41,867	$534,592
	2007	250,000	156,450	121,875	—	(4)	35,437	$563,762
James J. Unger	2009	91,000	—	—	190,000		182,507	$463,507
Former President and Chief Executive Officer	2008	364,000	317,000	199,290	332,000		46,058	$1,258,348
	2007	350,000	521,500	204,750	19,000		63,820	$1,159,070

(1)

Amounts shown do not reflect compensation actually received by the named executive officers nor do they necessarily reflect the actual value that will be recognized by the named executive officers. Instead, the amounts shown are the aggregate grant date fair value of SARs granted to the named executive officers as determined pursuant to Accounting Standards Codification (ASC) 718, Compensation-Stock Compensation (ASC 718). The aggregate fair value as of the grant date for SARs awards is expensed over the number of months of service required for the grant to become non-forfeitable and are adjusted every period until settlement, cancellation or expiration occurs. See Note 18 – Stock Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for a discussion of assumptions used to calculate the aggregate fair value as of the grant date.

(2)	See “All Other Compensation Table” below for amounts, which include perquisites, tax reimbursements, our match on elective contributions to our 401(k) plan and various other compensation amounts.

(3)	Mr. Davies was appointed our senior vice president, chief financial officer and treasurer effective as of June 16, 2008, and became one of our named executive officers on such date.

(4)	Mr. Lullman’s pension benefits value decreased $9,000 during 2007 due to a change in valuation assumptions.

ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites and Other Personal Benefits ($)		Dividends on Restricted Stock ($)		401(k) Matching Contributions ($)(1)	Insurance Premiums ($)		Total ($)
James Cowan	2009	22,554	(2)	—		7,350	1,920	(3)	$31,824
	2008	22,032	(2)	—		6,900	3,272	(3)	$32,204
	2007	27,923	(2)	—		6,750	3,144	(3)	$37,817
Dale C. Davies (4)	2009	20,229	(5)	—		6,000	1,955	(6)	$28,184
	2008	7,177	(5)	—		4,956	2,595	(6)	$14,728
Alan C. Lullman	2009	24,767	(7)	—		6,192	2,202	(6)	$33,161
	2008	29,924	(7)	—		5,850	6,093	(8)	$41,867
	2007	23,612	(7)	—		5,875	5,950	(8)	$35,437
James J. Unger	2009	178,508	(9)	—		3,486	513	(3)	$182,507
	2008	27,967	(10)	—		6,900	11,191	(8)	$46,058
	2007	35,741	(10)	10,286	(11)	6,750	11,043	(8)	$63,820

(1)	These amounts represent our matching contributions to each named executive officers’ 401(k) plan account equal to 50% of deferrals up to a maximum of 6% of covered compensation.

(2)

Includes payments we made on behalf of Mr. Cowan of $14,634 for an automobile allowance (and related tax reimbursements) and $7,920 for country club dues in 2009, $14,412 for an automobile allowance (and related tax reimbursements) and $7,620 for country club dues in 2008 and $20,603 for an automobile allowance (and related tax reimbursements) and $7,320 for country club dues in 2007.

(3)	These amounts represent the taxable income related to payment of premiums for group term life insurance for the benefit of the named executive officer.

(4)	Mr. Davies was appointed our senior vice president, chief financial officer and treasurer effective as of June 16, 2008 and became one of our named executive officers on such date.

(5)

Includes payments we made on behalf of Mr. Davies of $20,229 for an automobile allowance (and related tax reimbursements in 2009 and $7,177 for an automobile allowance (and related tax reimbursements) in 2008.

(6)	These amounts represent the taxable income related to payment of premiums for group term life insurance and personal liability umbrella insurance for the benefit of the employee.

(7)

Includes payments we made on behalf of Mr. Lullman of $22,641 for an automobile allowance (and related tax reimbursements) and $2,126 for athletic club dues in 2009, $27,961 for an automobile allowance (and related tax reimbursements) and $1,963 for athletic club dues in 2008 and $22,092 for an automobile allowance and $1,520 for athletic club dues in 2007.

(8)

These amounts represent the taxable income related to payment of premiums for group term life insurance, personal liability umbrella insurance and executive survivor insurance for the benefit of the named executive officer. The executive survivor insurance plan was terminated as of December 31, 2008.

(9)

Includes payments we made to Mr. Unger for his services as vice chairman of our board of directors of $48,750 in director fees and payments we made on his behalf for these services of $18,707 for an automobile allowance (and related tax reimbursements). We also made payments to Mr. Unger for his services as a consultant of $101,250 in 2009. For Mr. Unger’s services as our president and chief executive officer in 2009, we made payments on his behalf of $7,621 for an automobile allowance (and related tax reimbursements) and $2,180 for various club memberships.

(10)

Includes payments we made on behalf of Mr. Unger for his services as our president and chief executive officer of $24,021 for an automobile allowance (and related tax reimbursements) and $3,946 for various club memberships in 2008 and $28,765 for an automobile allowance (and related tax reimbursements) and $6,976 for various club memberships in 2007.

(11)	Represents dividends earned on restricted stock that was granted to Mr. Unger in connection with our initial public offering.

Employment Agreements. In order to attract and retain qualified executives, from time to time we have entered into employment agreements with our named executive officers. The employment agreements described below were in place for all or part of our fiscal year ended December 31, 2009.

James Cowan. In December 2005, we entered into an employment agreement with Mr. Cowan to serve as our executive vice president and chief operating officer through December 31, 2008, unless earlier terminated pursuant to the agreement. That employment agreement expired based upon its terms on December 31, 2008. Mr. Cowan was appointed to our president and chief executive officer effective April 1, 2009, and served us on an at-will basis through May 8, 2009, when we entered into a new employment agreement with Mr. Cowan to serve as our president and chief executive officer. The term of Mr. Cowan’s new employment agreement was effective May 1, 2009 and will continue through May 1, 2012, unless earlier terminated pursuant to the agreement.

Under the terms of the previous agreement, Mr. Cowan was entitled to receive a base salary at an annual rate of $300,000. Effective January 1, 2008, the compensation committee granted a 4% raise in the base salaries of all named executive officers. Accordingly, Mr. Cowan’s base salary for 2008 was $312,000. Effective April 1, 2009, Mr. Cowan became entitled to receive a base salary at an annual rate of $350,000. This base salary continued under the new employment agreement.

Under the terms of the previous agreement, Mr. Cowan was also entitled to annual incentive compensation for each calendar year of employment ending on or after December 31, 2006 of up to 50% of his then applicable base salary, provided certain performance targets established by our compensation committee were achieved. Effective May 1, 2009, under the terms of his new agreement, Mr. Cowan became eligible for annual incentive compensation for each calendar year of employment ending on or after December 31, 2009 of up to 60% of his then applicable base salary, provided certain performance targets established by our compensation committee are achieved.

In addition to the compensation described above and pursuant to the terms of his previous employment agreement, we granted Mr. Cowan options to purchase 249,160 shares of Common Stock in connection with our initial public offering. The exercise price of the options is $21.00, the fair market value of our Common Stock at the time of grant.

Mr. Cowan’s new employment agreement provides that he is eligible to participate in all health care, group term life insurance, group long-term disability insurance, 401(k) participation, vacation and other similar benefits we offer our senior executives. In addition, he will be reimbursed for the reasonable use of an automobile and for the payment of reasonable country club dues (excluding initiation fees) on terms consistent with our other senior executives.

Mr. Cowan’s new employment agreement provides that he is entitled to terminate the agreement upon 30 days’ written notice. We may terminate Mr. Cowan’s employment at any time, with or without cause (as defined in the agreement). If Mr. Cowan’s employment terminates due to death or disability, he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, incentive compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and a pro-rated portion of his incentive compensation payable for any incomplete calendar year.

Mr. Cowan’s new employment agreement provides that, if Mr. Cowan is terminated without cause (as defined in the agreement), he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, incentive compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, a pro-rated portion of his incentive compensation payable for any incomplete calendar year and, in addition, a continuation of the payment of the base salary he would have earned through May 1, 2012 (the expiration date of the agreement) had he continued to be employed by us through such date. If Mr. Cowan resigns or if we terminate Mr. Cowan for cause (as defined in the agreements), he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination.

Mr. Cowan’s new employment agreement contains non-competition and non-solicitation provisions that prohibit Mr. Cowan from directly or indirectly competing with us during the term of his employment and generally for the longer of a one-year period thereafter or as long as we pay Mr. Cowan his base salary following termination. Mr. Cowan’s employment agreement also contains provisions requiring him to protect confidential information during his employment and at all times thereafter.

Except as otherwise noted, the material terms of Mr. Cowan’s new employment agreement are substantially similar to the provisions under Mr. Cowan’s prior employment agreement.

Dale C. Davies. Mr. Davies was appointed as our senior vice president, chief financial officer and treasurer on June 16, 2008. Mr. Davies served us on an at-will basis through September 12, 2008, when we entered into an employment agreement with Mr. Davies to serve as our senior vice president, chief financial officer and treasurer. The term of Mr. Davies’ employment agreement was effective as of September 1, 2008 and will continue through September 1, 2011, unless earlier terminated pursuant to the agreement.

Under the terms of the agreement, Mr. Davies is entitled to a base salary at an annual rate of $185,000 per year. Mr. Davies is also entitled to annual incentive compensation for each calendar year of employment ending on or after December 31, 2008 of up to 50% of his then applicable base salary, provided certain objective performance targets established by our compensation committee are achieved. Effective April 1, 2009, the compensation committee approved an increase to Mr. Davies’ base salary to $205,000.

Mr. Davies is entitled to receive health care, group term life insurance, group long-term disability insurance, 401(k) participation, vacation and other similar employee benefits we generally provide to our senior employees. In addition, he will be reimbursed for the reasonable use of an automobile on terms consistent with other senior employees.

The agreement shall terminate and Mr. Davies’ employment shall end upon his death or disability, if Mr. Davies resigns for good reason (as defined in the agreement) or if we discharge Mr. Davies with or without cause (as defined in the agreement), which we may do at any time.

If Mr. Davies’ employment is terminated due to death or disability, he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, incentive compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and a pro-rated portion of his incentive compensation payable for any incomplete calendar year.

If Mr. Davies is terminated without cause (as defined in the agreement) or if he terminates the agreement for good reason (as defined in the agreement), he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) incentive compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, (iii) a pro-rated portion of his incentive compensation payable for any incomplete calendar year and (iv) a continuation of the payment of the base salary he would have earned through September 1, 2011 had he continued to be employed by us through such date. We are entitled to an offset of the continuation payments under clause (iv) above on account of any remuneration or other benefit attributable to any subsequent employment that Mr. Davies may obtain.

Mr. Davies’ employment agreement contains non-competition and non-solicitation provisions that prohibit Mr. Davies from directly or indirectly competing with us during the term of his employment and generally for the longer of a one-year period thereafter or as long as we pay Mr. Davies his base salary following termination. Mr. Davies’ employment agreement also contains provisions requiring him to protect confidential information during his employment and at all times thereafter.

Alan C. Lullman. In March 2007, we entered into an employment agreement with Mr. Lullman to serve as senior vice president, sales, marketing and services. The term of Mr. Lullman’s employment agreement began on January 1, 2007 and continued through December 31, 2009 when it expired pursuant to its terms. Currently, we employ Mr. Lullman as senior vice president, sales on an at-will basis.

Under the terms of the agreement, Mr. Lullman received a base salary at an annual rate of $250,000 per year. Mr. Lullman was also entitled to annual incentive compensation for each calendar year of employment ending on or after December 31, 2007 of up to 50% of his then applicable base salary, provided certain objective performance targets established by our compensation committee are achieved. Effective January 1, 2008, the compensation committee granted a 4% raise in the base salaries of all named executive officers. Accordingly, Mr. Lullman’s current base salary is $260,000.

Under the terms of the agreement, Mr. Lullman was entitled to receive health care, group term life insurance, group long-term disability insurance, 401(k) participation, vacation, and other similar employee benefits we generally provide to our senior employees. In addition, he was reimbursed for the reasonable use of an automobile and for the payment of reasonable athletic club or country club dues (excluding initiation fees) on terms consistent with other senior employees.

Mr. Lullman’s employment agreement contained non-competition and non-solicitation provisions that prohibit Mr. Lullman from directly or indirectly competing with us during the term of Mr. Lullman’s employment and generally for the longer of a one-year period thereafter or as long as we pay Mr. Lullman his base salary following termination. Mr. Lullman’s employment agreement also contains provisions requiring Mr. Lullman to protect confidential information during Mr. Lullman’s employment and at all times thereafter.

James J. Unger. In November 2005, we entered into an employment agreement with Mr. Unger, our former president and chief executive officer. The agreement, which was effective on the closing of our initial public offering on January 24, 2006, provided that Mr. Unger would serve as our president and chief executive officer for an initial one year term. Thereafter, the agreement could be extended, at the discretion of our board of directors, for two additional one year terms. Both additional one year extensions were granted. Thus, the term of Mr. Unger’s employment agreement extended through January 24, 2009, upon which date it expired by its terms. Mr. Unger resigned as our president and chief executive officer effective as of April 1, 2009 and Mr. Cowan was appointed to succeed Mr. Unger in that position on that same date. Mr. Unger became a consultant to the Company, effective as of April 1, 2009, and this role terminated on April 1, 2010. See “Transaction with Related Persons–Certain Transactions Involving James J. Unger,” below, for details regarding fees payable to Mr. Unger in connection with his consulting agreement. Also effective as of April 1, 2009, Mr. Unger was appointed vice chairman of our board of directors, a role he maintains.

Under the terms of the employment agreement, Mr. Unger’s base salary was $350,000. Effective January 1, 2008, the compensation committee granted a 4% raise in the base salaries of all named executive officers. Accordingly, Mr. Unger’s base salary in 2008 and 2009 was $364,000.

In addition, Mr. Unger was eligible to receive annual incentive compensation, as determined by our compensation committee, in its sole discretion, from year to year. The employment agreement also provided that Mr. Unger was entitled to receive health care, vacation, 401(k) participation, transportation and other similar benefits we offer our senior executives. If Mr. Unger had been terminated without cause (as defined in the agreement) or resigned for good reason (as defined in the agreement), then we would have paid him, in addition to any unpaid and earned base salary and incentive compensation, the base salary Mr. Unger would have earned through the end of his term, as extended, if applicable. As Mr. Unger resigned, other than for good reason (as defined in the agreement), these payments were not made.

Mr. Unger’s employment agreement contained non-competition, non-solicitation and confidentiality provisions. The non-competition and non-solicitation provisions prohibit Mr. Unger from directly or indirectly competing with us, or soliciting our employees as long as he is our employee and generally for a one-year period thereafter.

2009 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Dates of Equity Based Awards	All Other Option Awards: Number of Securities Underlying Awards (#)	Exercise or Base Price of Option Awards ($/Sh)	Fair Value of Option Awards ($)
James Cowan	3/3/2009	50,000	$6.71	$160,000	(1)
Dale C. Davies	3/3/2009	18,000	$6.71	$57,600	(1)
Alan C. Lullman	3/3/2009	15,000	$6.71	$48,000	(1)

(1)

On March 3, 2009, our compensation committee approved a total of 306,100 SARs under our 2005 Equity Incentive Plan, which SARs were granted effective on the same day. One half of the SARs granted to Messrs. Cowan, Davies and Lullman vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of the Company’s common stock achieves a specified price target during the preceding calendar year for twenty trading days during any sixty day trading day period. If the Company’s common stock does not achieve the specified price target during any such calendar year, the applicable portion of these performance-based SARs will be canceled. These SARs have a seven year term and settle in cash.

The last column on the right represents the aggregate grant date fair value of SARs granted. The per-SAR fair value was $3.20 for each right issued to Messrs. Cowan, Davies and Lullman. The fair value for SARs awards is expensed over the number of months of service required for the grant to become non-forfeitable and is adjusted every period until settlement, cancellation or expiration occurs. Amounts shown do not reflect compensation actually received by the named executive officers nor does it necessarily reflect the actual value that will be recognized by the named executive officers. Instead, the amounts shown are the aggregate grant date fair value pursuant to ASC 718.

Our compensation committee chose to grant SARs to these officers to align their interests with those of our shareholders and give them a vested interest in the long term success of the company. No other timing constraints were used or applied when issuing stock-based compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards
Name	Number of Securities Underlying Unexercised Option Awards (#) Exercisable		Number of Securities Underlying Unexercised Option Awards (#) Unexercisable		Option Award Exercise Price ($)	Option Award Expiration Date
James Cowan	—		50,000	(1)(2)	$6.71	3/3/2016
	1,875		9,375	(3)(4)	$20.88	4/28/2015
	7,500		7,500	(5)(6)	$29.49	4/4/2014
	219,160	(7)	—		$21.00	1/19/2011
Dale C. Davies	—		18,000	(1)(8)	$6.71	3/3/2016
	563		2,812	(9)(10)	$16.46	9/12/2015
	1,313		6,562	(3)(11)	$20.88	4/28/2015
	5,250		5,250	(5)(12)	$29.49	4/4/2014
	14,286	(7)	—		$21.00	1/19/2011
Alan C. Lullman	—		15,000	(1)(13)	$6.71	3/3/2016
	1,875		9,375	(3)(4)	$20.88	4/28/2015
	7,500		7,500	(5)(6)	$29.49	4/4/2014
	33,333	(7)	—		$21.00	1/19/2011
James J. Unger (14)	6,250		31,250	(3)(14)(15)	$20.88	4/28/2015
	25,000		25,000	(5)(14)	$29.49	4/4/2014

(1)

On March 3, 2009, Messrs. Cowan, Davies and Lullman were granted 50,000, 18,000 and 15,000 SARs, respectively. One half of such SARs vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of the Company’s common stock achieves a specified price target during the preceding twelve month period for twenty trading days during any sixty day trading day period. If the Company’s common stock does not achieve the specified price target during any such twelve month period, the applicable portion of these performance-based SARs will be canceled. These SARs expire on the date shown above, which is the seventh anniversary of their grant.

(2)	12,500 of these SARs became exercisable on March 3, 2010.

(3)

On April 28, 2008, Messrs. Cowan, Davies, Lullman and Unger were granted 15,000, 10,500, 15,000 and 50,000 SARs, respectively. One half of such SARs vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of the Company’s common stock achieves a specified price target during the preceding calendar year for twenty trading days during any sixty day trading day period. If the Company’s common stock does not achieve the specified price target during any such calendar year, the applicable portion of these performance-based SARs will be canceled. These SARs expire on the date shown above, which is the seventh anniversary of their grant.

(4)

On December 31, 2008, 1,875 of the 15,000 SARs granted on April 28, 2008 were canceled due to the specified stock performance target not being met. On December 31, 2009, 1,875 of the 15,000 SARs granted on April 28, 2008 were canceled due to the specified stock performance target not being met. 1,875 of these SARs are exercisable on April 28, 2010.

(5)	On April 4, 2007, Messrs. Cowan, Davies, Lullman and Unger were granted 15,000, 10,500, 15,000 and 50,000 SARs, respectively. These SARs vest and become exercisable in equal installments on the first, second, third and fourth anniversary of their grant and expire on the date shown above, which is the seventh anniversary of their grant.

(6)	3,750 of these SARs became exercisable on April 4, 2010.

(7)	Options granted on January 19, 2006 have vested, are exercisable and expire on the date shown above, which is the fifth anniversary of their grant.

(8)	4,500 of these SARs became exercisable on March 3, 2010.

(9)

On September 12, 2008, Mr. Davies was granted 4,500 SARs. The compensation committee approved the grant on September 11, 2008. One half of such SARs vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of the Company’s common stock achieves a specified price target during the preceding calendar year for twenty trading days during any sixty day trading day period. If the Company’s common stock does not achieve the specified price target during any such calendar year, the applicable portion of these performance-based SARs will be canceled. These SARs expire on the date shown above, which is the seventh anniversary of their grant.

(10)

On December 31, 2008, 562 of the 4,500 SARs granted on September 12, 2008 were canceled due to the specified stock performance target not being met. On December 31, 2009, 563 of these SARs were canceled due to the specified stock performance target not being met.

(11)

On December 31, 2008, 1,312 of the 10,500 SARs granted on April 28, 2008 were canceled due to the specified stock performance target not being met. On December 31, 2009, 1,313 of these SARs were canceled due to the specified stock performance target not being met. 1,312 of these SARs are exercisable on April 28, 2010.

(12)	2,625 of these SARs became exercisable on April 4, 2010.

(13)	3,750 of these SARs became exercisable on March 3, 2010.

The terms of Mr. Unger’s SARs awards were modified by our compensation committee effective as of April 1, 2009 in conjunction with Mr. Unger resigning as our president and chief executive officer on that date and on the same day assuming a role as a consultant to us. The modification to the SARs provides that Mr. Unger shall be deemed to be employed by us for so long as he continuously serves as a consultant to us without regard to Mr. Unger’s service on our board of directors. In all other respects, the terms of the SARs continue unchanged. As a result of this modification, for so long as Mr. Unger remained a consultant to us, Mr. Unger’s rights under the SARs continued as if he remained our employee. On April 1, 2010, Mr. Unger’s consulting agreement was terminated and as a result all of his unvested SARs terminated. Mr. Unger has 90 days from the termination of his consulting agreement to exercise his vested SARs.

(14)

On December 31, 2008, 6,250 of the 50,000 SARs granted on April 28, 2008 were canceled due to the specified stock performance target not being met. On December 31, 2009, 6,250 of the 50,000 SARs granted on April 28, 2008 were canceled due to the specified stock performance target not being met.

2009 OPTION EXERCISES AND STOCK VESTED

During 2009, no stock awards vested and no option awards were exercised.

2009 PENSION AND POSTRETIREMENT BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Alan C. Lullman	Pension Plan (1)	24	401,000	—
	Postretirement Health Insurance Benefits (2)	—	—	—
James J. Unger	Pension Plan (1)	26	1,241,000	74,747
	Postretirement Health Insurance Benefits (2)	—	—	—
	Supplemental Executive Retirement Plan	26	1,329,000	88,559

(1)	Messrs. Lullman and Unger are eligible for benefits under a pension plan, the benefits of which are to be funded by ACF as described below.

(2)	Postretirement health insurance premiums were increased during 2009 resulting in no accumulated benefit as of December 31, 2009.

Pension Plan. Funding of the benefits for the pension plan described herein is the responsibility of ACF. Mr. Lullman and Mr. Unger are entitled to pension benefits under the Employees’ Retirement Plan of ACF Industries LLC. Each executive’s benefit under the retirement plan is based on 2.25% of average annual compensation for each year of service after April 30, 1981; plus the highest of the executive’s annual compensation for five consecutive years of employment prior to May 1, 1981 that results in the highest such average multiplied by number of years of service completed prior to May 1, 1981; plus a fixed dollar amount. This fixed dollar amount is $6,108 for Mr. Lullman and $12,800 for Mr. Unger. For purposes of this plan, years of service include years of service with both ACF and us. This total is then reduced by an amount equal to 0.5% of the executive’s covered compensation multiplied by the number of years of service up to 35. The benefits under this plan were frozen effective as of March 31, 2004. As a result, no additional benefits are accruing under this plan. The benefits under the ACF retirement plan are generally paid monthly for the life of the executive, following retirement in the form of a joint and survivor annuity. As most recently determined by the actuaries for the retirement plan, based on the credited years of service shown above, the estimated annual pension in the form of a joint and survivor annuity commencing at age 62 for each of the named executives is as follows: Mr. Lullman: $45,361 and Mr. Unger: $91,610. These named executives are fully vested in their retirement plan benefits. Mr. Unger resigned as president and chief executive officer effective April 1, 2009. At that time he effectively retired and began receiving pension benefits.

We entered into an agreement, effective December 1, 2005, with ACF for allocating the assets and liabilities of the pension benefit plans retained by ACF in the 1994 ACF asset transfer (as defined below under “Supplemental Executive Retirement Plan”) in which some of our employees were participants, which relieved us of our further employee benefit reimbursement obligations to ACF under the 1994 ACF asset transfer agreement. The principal employee benefit plans affected by this arrangement are two ACF sponsored pension plans, known as the ACF Employee Retirement Plan and the ACF Shippers Car Line Pension Plan, and certain ACF sponsored retiree medical and retiree life insurance plans. Under the arrangement, in exchange for our payment to ACF of approximately $9.2 million and us becoming the sponsoring employer under the ACF Shippers Car Line Pension Plan, including the assumption of all obligations for our and ACF’s employees under that plan, we ceased to be a participating employer under the ACF Employee Retirement Plan and were relieved of all further reimbursement and funding obligations, including for our employees, under that plan. The payment of approximately $9.2 million, which was made by us to ACF, represents our and ACF’s estimate of the payment required to be made by us to achieve an appropriate allocation of the assets and liabilities of the benefit plans accrued after the 1994 ACF asset transfer, with respect to each of our and ACF’s employees in connection with the two plans. This allocation was determined in accordance with the actuarial calculations that would be required to be used by us and ACF in allocating plan assets and liabilities at such time as we cease to be a member of ACF’s controlled group.

Postretirement Obligations. We also provide postretirement health benefits for certain of our named executive officers who had one year of continuous service prior to March 31, 2004. Our named executive officers may become eligible for these benefits if they retire after attaining age 55 with 10 years of service. Benefits received under this plan include health coverage. We have reserved the right to amend, modify or terminate the remaining postretirement health insurance plan.

2009 NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance in Last FY ($)(1)
James J. Unger	—	—	—	88,559	1,329,000

(1)	Represents the present value of the accrued benefit as of December 31, 2009.

Supplemental Executive Retirement Plan. Mr. Unger is entitled to benefits from a supplemental executive retirement plan, or SERP. The SERP benefit is generally equal to the benefit that would be provided under the Employees’ Retirement Plan of ACF, if certain Internal Revenue Code limits and exclusions from compensation under the retirement plan did not apply, less the actual benefit payable under the ACF retirement plan. ACF is responsible for payment of that portion of Mr. Unger’s SERP benefit related to service with ACF prior to our acquisition, in 1994, of properties and assets used in ACF’s railcar components manufacturing business and its railcar servicing business at specified locations, and certain intellectual property rights associated with the transferred assets and businesses, as well as specified assets used in the manufacture and sale of industrial size mixing bowls (the 1994 ACF asset transfer). We are responsible for payment of that portion of the benefit related to service with us after the 1994 ACF asset transfer. The SERP benefits were frozen effective as of March 31, 2004. As a result, no further benefits are accruing under the SERP. These benefits are generally paid at the same time and in the same form as the participant’s benefit under the retirement plan. Mr. Unger resigned as president and chief executive officer effective April 1, 2009. At that time he effectively retired and began receiving SERP benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We describe the triggering events that may result in payments of compensation and other benefits to each of our named executive officers upon termination or upon a change in control under “Employment Agreements” above. The table below quantifies the payments, other than accrued liabilities and benefits described above, that would have been payable to our named executive officers if they had been terminated on December 31, 2009.

Executive	Termination Payment (1)
James Cowan	$986,149	(2)
Dale C. Davies	$427,917	(3)
Alan C. Lullman	$78,488	(4)
James J. Unger	$—	(5)

(1)

Upon a termination that would give rise to termination payments as described in the footnotes below, the executives would also be entitled to receive incentive compensation, if any, that are then earned and unpaid. For 2009, we awarded payments under our management incentive plan of $169,482, $86,250 and $78,488 to each of Messrs. Cowan, Davies and Lullman, respectively. Such amounts are included in the table above. This incentive compensation was determined by our compensation committee in February 2010. The compensation committee retains sole discretion over all matters relating to such incentive compensation, including, without limitation, the decision to pay any incentive compensation, the amount of incentive compensation, if any, the ability to increase or decrease incentive compensation and make changes to any performance measures or targets, and discretion over the payment of partial awards in the event of employment termination.

(2)

This amount represents a continuation of base salary (as in effect as of December 31, 2009) of $350,000 per year through the end of Mr. Cowan’s then-applicable employment term (May 1, 2012), pursuant to the terms of his employment agreement, payable upon termination without cause as such term is defined in Mr. Cowan’s employment agreement. This amount also includes Mr. Cowan’s management incentive plan compensation for the calendar year ended December 31, 2009.

(3)

This amount represents a continuation of base salary (as in effect as of December 31, 2009) of $205,000 per year through the end of Mr. Davies’ then-applicable employment term (September 1, 2011), pursuant to the terms of his employment agreement, payable upon termination without cause or resignation for good reason, as each such term is defined in Mr. Davies’ employment agreement. This amount also includes Mr. Davies’ management incentive plan compensation for the calendar year ended December 31, 2009.

(4)

As Mr. Lullman’s employment agreement expired pursuant to its terms on December 31, 2009, this amount represents his management incentive plan compensation for the calendar year ended December 31, 2009.

(5)	Mr. Unger’s employment agreement terminated in accordance with its terms on January 24, 2009. As such, Mr. Unger was not eligible for any termination payments at December 31, 2009.

DIRECTOR COMPENSATION TABLE

Each director is entitled to reimbursement for out-of-pocket expenses incurred for each meeting of the full board or a committee of the board attended. The annual compensation for our independent directors is $30,000. In addition, each independent director is entitled to receive $1,000 for each board or committee meeting attended and an annual stipend of $5,000 if he is a chairperson of a committee. Directors affiliated with Mr. Carl Icahn were not paid any compensation for serving on our board of directors in 2009. Effective April 1, 2009, Mr. Unger was entitled to $65,000 annually, payable in advance on a quarterly basis, in exchange for his services as vice chairman of our board of directors. Under applicable SEC rules, Mr. Unger was one of our named executive officers for our fiscal year ended December 31, 2009 and his compensation for that year, including in connection with his service on our board of directors, is discussed in narrative and tabular format under “Executive Compensation,” above.

The following table discloses the fees earned by or paid to our independent directors in 2009.

Name	Fees earned or paid in cash ($)	All other copmensation ($)	Total ($)
Harold First	$49,000	$—	$49,000
James C. Pontious	$44,000	$—	$44,000
J. Mike Laisure	$44,000	$—	$44,000

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table discloses the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2009.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	390,353	$21.00	515,124
Equity compensation plans not approved by security holders	—	—	—
Total	390,353	$21.00	515,124	(1)

(1)

As of April 8, 2010, 515,124 shares of our Common Stock remain available for issuance under our 2005 Equity Incentive Plan. Our SARs, which are also issued under our 2005 Equity Incentive Plan, settle only in cash and are not reflected above.

TRANSACTIONS WITH RELATED PERSONS

Other than the transactions described below, for the last fiscal year there has not been, nor is there currently proposed, any transaction, as defined by the SEC:

•	to which we are or will be a participant;

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any related person, as defined by the SEC, had or will have a direct or indirect material interest.

We believe that each of the transactions described below is on terms no less favorable to us than could have been obtained from unaffiliated third parties. Although we do not have a separate conflicts policy, we intend to comply with applicable law with respect to transactions involving potential conflicts. Our bylaws provide that transactions between us and any of our directors or officers are subject to full disclosure and approval in good faith by the majority of the disinterested members of our board of directors, approval of shareholders holding two-thirds of the voting power of the shares entitled to vote, other than shares held by the interested director(s), approval by the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote, or the determination that the contract or agreement, and the person asserting the validity of the contract or agreement, is fair and reasonable to us as of the time it is authorized, approved or ratified, or as otherwise provided by law. Interested directors are not counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or ratify any such transaction.

TRANSACTIONS WITH MR. CARL ICAHN AND ENTITIES AFFILIATED WITH MR. CARL ICAHN

Overview

Our company was formed in 1988 as a company beneficially owned by Mr. Carl Icahn. Mr. Carl Icahn is our principal beneficial shareholder and is the chairman of our board of directors. We grew our company through the transfer of certain assets to us from ACF Industries, Incorporated (now known as ACF Industries, LLC), a company also beneficially owned by Mr. Carl Icahn. Since our formation, we have entered into agreements relating to the acquisition of assets from and disposition of assets to entities controlled by Mr. Carl Icahn, the provision of goods and services to us by entities controlled by Mr. Carl Icahn, the provision of goods and services by us to entities affiliated with Mr. Carl Icahn and other matters involving entities controlled by Mr. Carl Icahn. We have received substantial benefit from these agreements and we expect that in the future we will continue to conduct business with entities affiliated with or controlled by Mr. Carl Icahn. In addition, we receive other benefits from our affiliation with Mr. Carl Icahn and companies controlled by Mr. Carl Icahn, such as our participation in buying groups and other arrangements with entities controlled by Mr. Carl Icahn.

We describe below the material arrangements and other relationships that we are, or have been, a party to with Mr. Carl Icahn and entities affiliated with Mr. Carl Icahn since January 1, 2009. All of the arrangements and relationships described below that are required to be disclosed pursuant to Item 404 of Regulation S-K and that took effect since our January 2006 initial public offering and our admission to NASDAQ have been approved by the independent members of our audit committee, in accordance with applicable listing standards of NASDAQ and our audit committee charter.

CERTAIN TRANSACTIONS WITH ACF INDUSTRIES LLC

1994 ACF Asset Transfer

On October 1, 1994, under an asset transfer agreement with ACF, we acquired properties and assets used in ACF’s railcar components manufacturing business and its railcar servicing business at specified locations, and certain intellectual property rights associated with the transferred assets and businesses, as well as specified assets used in the manufacture and sale of industrial size mixing bowls. We refer to this transaction as the 1994 ACF asset transfer.

Pursuant to the 1994 ACF asset transfer, ACF retained and agreed to indemnify us for certain liabilities and obligations relating to ACF’s conduct of business and ownership of the assets at these locations prior to their transfer to us, including liabilities relating to employee benefit plans, subject to exceptions for transferred employees described below, workers compensation, environmental contamination and third-party litigation. As part of the 1994 ACF asset transfer, we agreed that the ACF employees transferred to us would continue to be permitted to participate in ACF’s employee benefit plans for so long as we remained a part of ACF’s controlled group, and we further agreed to assume the ongoing expense for such employees’ continued participation in those plans. In the event that we cease to be a member of ACF’s controlled group, ACF was required to terminate the further accrual of benefits by our transferred employees under its benefit plans, and we and ACF were required to cooperate to achieve an allocation of the assets and liabilities of the benefits plans accrued after the 1994 ACF asset transfer with respect to each of our and ACF’s employees as we and ACF deemed appropriate. In anticipation of our no longer being a part of ACF’s controlled group and the completion of our initial public offering, we entered into a retirement benefit separation agreement, effective December 1, 2005, with ACF for allocating the assets and liabilities of the pension benefit plans retained by ACF in the 1994 ACF asset transfer in which some of our employees were participants, and which has relieved us of our further employee benefit reimbursement obligations to ACF under the 1994 ACF asset transfer agreement. See Note 19 – Related Party Transactions to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Also in connection with the 1994 ACF asset transfer, we entered into several administrative and operating agreements with ACF, effective as of October 1, 1994. Those that remained in effect as of January 1, 2009, are described below. During 2009, we incurred $17.6 million of expenses related to transactions with ACF.

Manufacturing Services Agreement. Under the manufacturing services agreement, ACF has agreed to manufacture and, upon our instruction, distribute various railcar components and industrial size mixing bowls using assets that we acquired pursuant to the 1994 ACF asset transfer but were retained by ACF at its Milton, Pennsylvania and Huntington, West Virginia manufacturing facilities. This equipment included presses and related equipment that were impracticable to move to our premises. ACF transferred its Milton, Pennsylvania repair facility, but not its Milton, Pennsylvania manufacturing facility, to us under the 1994 ACF asset transfer. Under our manufacturing services agreement, ACF is required to maintain and insure the equipment during the term of the manufacturing services agreement and is permitted to use the equipment for its own purposes in the ordinary course of business, provided that it does not interfere with ACF’s timely performance of the manufacturing services under this agreement. Upon termination of the agreement, ACF is required, at our expense, to remove and deliver the equipment to any site designated by us in the continental U.S. As payment for these services, we agreed to pay ACF its direct costs, including the cost of all raw materials not supplied by us, and a reasonable allocation of overhead expenses attributable to the services, including the cost of maintaining employees to provide the services. We believe that payments to ACF under this arrangement are comparable to the cost we would have paid to an independent third party to manufacture such components. This agreement automatically renews on an annual basis unless we provide six months prior written notice of termination. There is no right of termination for ACF under this agreement. In the year ended December 31, 2009, we purchased $13.5 million of railcar components from ACF under this agreement.

License Agreement from ACF. Under a license agreement with ACF, ACF granted us a non-exclusive, perpetual, royalty-free license to the patents and other intellectual property owned by it, which could be used by us in the conduct of our business, but did not exclusively relate to our business, including the 12 patents and one patent application, now issued as a patent, listed in that agreement. Of these patents, ten patents have expired and the remaining three patents have expiration dates ranging from 2012 to 2013. These remaining patents primarily relate to pneumatic outlets and railcar hopper gaskets. Under this agreement, we could not use the licensed patents for the production of railcar components for third parties without the consent of ACF. In 1997, ACF transferred the patents covered by this license to us. This license is not assignable by either party, without the prior consent of the other, except in connection with the sale of substantially all of either party’s business.

License Agreement to ACF. Under a license agreement with ACF, we granted ACF a non-exclusive, perpetual, royalty-free license to the intellectual property exclusively relating to our business that was transferred to us in the 1994 ACF asset transfer. There are no restrictions on ACF’s use of the information licensed under this agreement. This license is not assignable by either party, without the prior consent of the other, except in connection with the sale of substantially all of either party’s business.

ACF Manufacturing Agreement

In May 2007, we entered into a manufacturing agreement with ACF, pursuant to which we agreed to purchase certain of our requirements for railcars from ACF. Under the terms of the manufacturing agreement, we agreed to purchase approximately 1,390 railcars from ACF of which delivery was completed by March 31, 2009. The profit realized by us upon sale of the railcars to our customers was first paid to ACF to reimburse it for the start-up costs involved in implementing the manufacturing arrangements evidenced by the agreement, and thereafter, we paid ACF half the profits realized. This agreement terminated in March 2009 when the commitment under this agreement was satisfied.

In the year ended December 31, 2009, we incurred costs under this agreement of $4.1 million in connection with railcars that were manufactured and delivered to our customers during that period.

Asset Purchase Agreement

On January 29, 2010, ARI entered into an agreement to purchase certain assets from ACF for approximately $0.9 million that will allow the Company to manufacture railcar components previously purchased from ACF.

The purchase price of approximately $0.9 million was determined using various factors, including but not limited to, independent appraisals that assessed fair market value for the purchased assets, each asset’s remaining useful life and the replacement cost of each asset.

CERTAIN TRANSACTIONS WITH AMERICAN RAILCAR LEASING LLC

Manufacturing Operations and Railcar Services

ARL is a railcar leasing company controlled by Mr. Carl Icahn, our principal beneficial shareholder and the chairman of our board of directors. Mr. James Unger, our former president and chief executive officer and the current vice chairman of our board of directors, has been a director of ARL since 2004. We sell railcars and railcar components to ARL and its subsidiaries. We believe that since ARL’s formation in 2004, we have been the only supplier of railcars to ARL, although ARL is not precluded from purchasing railcars from others.

In 2009, our revenues from manufacturing operations included $105.2 million from transactions with ARL. In 2009, our revenues from railcar services included $14.4 million from transactions with ARL. As of December 31, 2009, our backlog included $33.8 million in railcar orders by ARL. These orders are on substantially the same terms as we provide to our other customers. We have entered into various agreements with ARL from time to time, including the following agreements that were effective during 2009.

ARL Sales Contracts. From time to time, we manufacture and sell railcars to ARL under long-term agreements as well as on a purchase order basis. Profit margins on sales to related parties approximate the margins on sales to other large customers.

ARL Fleet Services Agreement. In April 2005, we entered into a railcar servicing agreement with ARL. Under this agreement, we provided ARL with railcar repair and maintenance services, fleet management services, and consulting services on safety and environmental matters for railcars owned or managed by ARL and leased or held for lease by ARL. Under the agreement with ARL, ARL was required to pay us a monthly fee, based upon the number of railcars covered, plus a charge for labor, components and materials. For materials and components we manufactured, ARL paid us our current market price, and for materials and components we purchased, ARL paid us our purchasing costs plus a margin. For painting, lining and cleaning services, ARL paid the then current market rate. For other labor costs, ARL paid us a fixed hourly fee. We had agreed that the charges for our services were to be on at least as favorable terms as our terms with any other party for similar purposes. This agreement extended through June 30, 2008, and was automatically renewable for additional one year periods unless either party gave at least six months prior notice of termination or otherwise upon mutual agreement by the parties. Under the terms of the railcar servicing agreement, if we elected to terminate the agreement, we were required to pay a termination fee of $0.5 million.

Effective as of January 1, 2008, we entered into a new fleet services agreement with ARL which replaced the April 2005 railcar servicing agreement described above. The new agreement reflects a reduced level of fleet management services, relating primarily to logistics management services, for which ARL now pays a fixed monthly fee. Additionally, under the new agreement, we continue to provide railcar repair and maintenance services to ARL at a charge for labor, components and materials. We currently provide such repair and maintenance services for approximately 26,800 railcars for ARL. The new agreement extends through December 31, 2010, and is automatically renewable for additional one year periods unless either party gives at least sixty days’ prior notice of termination. There is no termination fee if we elect to terminate the new agreement.

ARI/ARL Rent and Building Services Extension Agreement. Effective December 31, 2007, we entered into a rent and building services agreement with ARL. Under this agreement, ARL will continue to provide us with the use of our headquarters space. ARL leases this space from an affiliate of James J. Unger, our former president and chief executive officer and the current vice chairman of our board of directors. See “Certain transactions involving James J. Unger.” This agreement will continue until terminated upon six months prior written notice by either party or upon the mutual agreement of the two parties. In 2009, we incurred $0.6 million of expense to affiliates under this leasing arrangement.

ARL Trademark License Agreement. Effective June 30, 2005, we entered into a trademark license agreement with ARL. Under this agreement, we are entitled to an annual fee of $1,000 and, in return, we have granted a nonexclusive, perpetual, worldwide license to ARL to use our common law trademarks “American Railcar” and the “diamond shape” of our ARI logo. ARL may only use the licensed trademarks in connection with the railcar leasing business.

CERTAIN TRANSACTIONS INVOLVING MR. CARL ICAHN AND OTHER RELATED ENTITIES

Transactions with PSC Industrial Outsourcing, LP

We engaged PSC Industrial Outsourcing, LP (formerly known as Philip Environmental Services Corp.), an environmental consulting company beneficially owned and controlled by Mr. Carl Icahn, to provide environmental consulting services to us. In the year ended December 31, 2009, we incurred $0.1 million of expenses associated with such consulting services. We continue to use PSC Industrial Outsourcing, LP to assist us in our environmental compliance.

Registration Rights

We entered into a registration rights agreement, effective upon the completion of our initial public offering, with certain of our existing shareholders, including shareholders controlled by Mr. Carl Icahn. The shareholders that are party to the registration rights agreement will have the right to require us, subject to certain terms and conditions, to register their shares of our Common Stock under the Securities Act at any time following expiration of the lock-up period applicable to them. These shareholders collectively will have an aggregate of five demand registration rights, three of which relate solely to registration on a short-form registration statement, such as a Form S-3. In addition, if we propose to register any additional shares of our capital stock under the Securities Act, these shareholders will be entitled to customary “piggyback” registration rights, which will entitle them to include their shares of Common Stock in a registration of our securities for sale by us or by other security holders. The registration rights granted under the registration rights agreement are subject to customary exceptions and qualifications and compliance with certain registration procedures. Approximately 11.3 million shares of our Common Stock are entitled to the benefits of these registration rights.

Transactions with Icahn Sourcing LLC

Icahn Sourcing LLC (Icahn Sourcing) is an entity formed and controlled by Mr. Carl Icahn, our principal beneficial shareholder and the chairman of our board of directors, in order to leverage the potential buying power of a group of entities with which Mr. Carl Icahn either owns or otherwise has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property. We are a member of the buying group and, as such, are afforded the opportunity to purchase goods, services and property from vendors with whom Icahn Sourcing has negotiated rates and terms. Icahn Sourcing does not guarantee that we will purchase any goods, services or property from any such vendors, and we are under no obligations to do so. We do not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement. We have purchased a variety of goods and services as a member of the buying group at prices and on terms that we believe are more favorable than those which would be achieved on a stand-alone basis.

CERTAIN TRANSACTIONS INVOLVING JAMES J. UNGER

Consulting Arrangement

James J. Unger resigned as our president and chief executive officer effective April 1, 2009. Mr. Unger began serving as a consultant on that same date. In this role, Mr. Unger, among other things, assisted Mr. Cowan, our new chief executive officer, with the leadership transition, worked to maintain key customer relationships, participated in customer contract negotiations and assisted with potential strategic transactions. Mr. Unger also, among other things, maintained his roles with our joint ventures and continued to represent us as a member of various railcar industry groups. Mr. Unger remains on our board of directors and, effective April 1, 2009, assumed the role of vice chairman of the board. In exchange for these services, Mr. Unger received an annual consulting fee of $135,000 and a director fee of $65,000 that are both payable quarterly, in advance. He also was provided an automobile allowance. In his role as a consultant, Mr. Unger reported to and served at the discretion of our board of directors. Mr. Unger’s consulting agreement terminated as of April 1, 2010. He remains in the role as vice chairman of the board and in this capacity will continue to receive a director fee of $65,000 and an automobile allowance.

Facilities Leasing Arrangements

Our headquarters facilities and our Corbitt manufacturing facilities in St. Charles, Missouri are owned by St. Charles Properties, an entity controlled by James J. Unger, our former president and chief executive officer and the current vice chairman of our board of directors. Under two leases dated May 1, 1995 and March 1, 2001, St. Charles Properties leased these facilities to ACF. We reimbursed ACF for our proportionate share of the cost of renting these facilities through April 1, 2005. On that date, ACF assigned the March 1, 2001 lease, covering our Corbitt manufacturing facility, to us and the May 1, 1995 lease, covering our and ARL’s headquarters facility, to ARL. We continue to maintain our headquarters in the space that has been leased to ARL. Under our rent and building services agreement with ARL, we pay ARL $0.6 million per year, which represents the estimate of our proportionate share of ARL’s costs for the space that we use under the lease, including rent and building services. The terms of the underlying leases are as follows.

Under the terms of the lease agreement assigned to ARL, ARL has leased approximately 78,000 square feet of office space. The lease expires on December 31, 2010. Rent is payable monthly in the amount of $25,000. Under the terms of the lease, ARL pays one-tenth of the property tax and insurance expenses levied upon the property. In addition, ARL must pay 17% and 54% of any increase in taxes and property insurances costs, respectively. ARL is also required to repair and maintain the facility at its costs and expense. We use approximately 80% of the office space leased by ARL under this agreement.

Under the terms of the lease agreement assigned to us, we occupy approximately 128,000 square feet of space, which we use for our Corbitt manufacturing facility. The lease expires on December 31, 2010 with an option to renew the lease for one successive five-year term. Rent is payable monthly in the amount of $29,763. The maximum monthly rent for the renewal period is $32,442 per month. We are required to pay 27% of all tax increases assessed or levied upon the property and the cost of the utilities we use, as well as repair and maintain the facility at our expense.

In 2009, we incurred $1.0 million of costs to affiliates under these two leasing arrangements.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Our audit committee, which is comprised of independent members of our board of directors, is responsible under its charter for reviewing and approving “related person transactions,” as those terms are defined by the SEC, for potential conflict of interest situations on an ongoing basis, unless such duty has been delegated to another committee of the board of directors consisting solely of independent directors.

Our audit committee generally does not pre-approve matters involving executive compensation, related party transactions not required to be disclosed under Item 404 of Regulation S-K, or agreements involving the purchase or sale of inventory, goods or services that are entered into in the ordinary course of business under various of our manufacturing and services agreements with ACF and ARL, each of which are companies affiliated with Mr. Carl Icahn, our principal beneficial shareholder and the chairman of our board of directors (though proposed material amendments to such agreements would warrant consideration for possible pre-approval by our audit committee).

At each audit committee meeting, management reports any related person transactions under consideration. After review, the audit committee approves or disapproves such transactions. In reviewing, approving or ratifying related person transactions, the audit committee is responsible for obtaining the material facts of the related person transaction, reviewing whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and considering such factors as it deems appropriate.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION COMMITTEE REPORT

Effective June 30, 2009, we reincorporated from Delaware to North Dakota and are now a North Dakota corporation. The North Dakota Publicly Traded Corporations Act provides a governance structure for publicly traded corporations that generally provides shareholders greater rights than they have under other state laws and, specifically, affords our shareholders greater statutory rights to involvement in our corporate governance process than they previously possessed under the Delaware General Corporation Law.

These statutory rights include, among others, the right to an annual advisory vote on the compensation of our executive officers. Specifically, under the North Dakota Publicly Traded Corporations Act, at each regular meeting of shareholders, the compensation committee must report to our shareholders on the compensation of our executive officers. Shareholders entitled to vote for the election of directors are also entitled to vote on an advisory basis on whether they accept the report of the compensation committee. The compensation committee report relating to the Compensation Discussion and Analysis of our named executive officers for 2009 is located on page 20 of this proxy statement.

This say on pay provision is intended to provide shareholders an annual referendum on our executive compensation policies and procedures through the following resolution:

“RESOLVED, that the shareholders of American Railcar Industries, Inc. accept the report of the Compensation Committee of the Board of Directors.”

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our named executive officers. Your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the board of directors or the compensation committee. The board of directors and the compensation committee will, however, take into account the outcome of the say-on-pay vote when considering future compensation arrangements.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

OTHER MATTERS

Shareholder Proposals and Nominations for Director

A request by a shareholder that the Company include in its proxy materials for its 2011 Annual Meeting of Shareholders such shareholder’s nomination of a candidate for election to the Company’s board of directors or such shareholder’s proposal of any other business to be brought before the annual meeting must be received by the Company no later than December 31, 2010. These nominations and proposals must also meet the other requirements of the rules of the SEC and the Company’s By-laws relating to shareholder nominations and proposals.

A shareholder who wishes to nominate a candidate for election to the Company’s board of directors or make a proposal for other business to be brought before the Company’s 2011 Annual Meeting of Shareholders without requiring the Company to include such nomination or proposal in its proxy materials, must give timely notice thereof in writing to: c/o Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company no earlier than February 10, 2010 and no later than the later of (i) March 10, 2010 and (ii) twenty-five days after the Company has made a public announcement of its 2011 Annual Meeting of shareholders in accordance with the North Dakota Publicly Traded Corporations Act. If a shareholder who wishes to make a nomination or present a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the shareholder’s nomination or proposal if it is properly brought before the meeting. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC. If the date of the Company’s 2011 Annual Meeting is changed by more than five (5) days from the anniversary date of the 2010 Annual Meeting, then a shareholder nomination and proposal to be timely must be received no later than ninety (90) days prior to the date of the 2011 Annual Meeting of Shareholders.

Shareholder notices must contain specified information and conform to certain requirements set forth in the Company’s Bylaws. Notices regarding nominations of a candidate for election to the Company’s board of directors should state whether or not the person(s) making the recommendation are “qualified shareholders” under the North Dakota Publicly Traded Corporations Act and should comply with applicable provisions of the Company’s Bylaws.

All shareholder nominations and proposals must satisfy any applicable requirements of the Company’s Bylaws, rules of the SEC and North Dakota corporate law, including the North Dakota Publicly Traded Corporations Act. The board of directors may refuse to acknowledge the nomination or proposal not made in compliance with applicable laws and regulations and the Company’s Bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10 percent of our Common Stock to file initial reports of their ownership and changes in ownership of our Common Stock with the SEC. To the best of our knowledge, based solely on a review of reports furnished to us and written representations from reporting persons, each person who was required to file such reports complied with the applicable filing requirements during 2009, except for the Form 4 filed with the SEC on September 9, 2009 reporting the sale of common stock by Mr. Unger on September 2, 2009.

Shareholders Sharing an Address

Only one proxy statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. You may make a written or oral request by sending a written notification to the Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301, stating your name, your shared address, and the address to which we should direct the additional copy of the information statement, or by calling our executive office at (636) 940-6000. If multiple shareholders sharing an address have received one copy of this proxy statement and would prefer us to mail each shareholder a separate copy of future mailings, you may send notification to or call our executive office. Additionally, if current shareholders with a shared address received multiple copies of this proxy statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our executive office.

Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission, including financial statements, was included with the Annual Report mailed to each shareholder with this Proxy Statement. Shareholders may obtain without charge another copy of the Form 10-K, excluding certain exhibits, by writing to the Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, the section of the proxy statement entitled “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Other Business

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting.

It is important that proxies be returned promptly. Therefore, shareholders are urged, regardless of the number of shares owned, to date, sign and return the enclosed proxy in the enclosed business reply envelope.

By Order of the Board of Directors

Michael Obertop,

Secretary

May 6, 2010

St. Charles, Missouri

AMERICAN RAILCAR INDUSTRIES, INC.

100 CLARK STREET

ST. CHARLES, MISSOURI 63301

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 8, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of American Railcar Industries, Inc., a North Dakota corporation (the “Company”), hereby appoints Vincent J. Intrieri and Michael Obertop, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at the offices of Brown Rudnick LLP, Seven Times Square, New York, New York 10036, on Tuesday, June 8, 2010 at 1:00 P.M., local time, and at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Annual Meeting of Shareholders in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

AMERICAN RAILCAR INDUSTRIES, INC.

June 8, 2010

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR each of the Director nominees and FOR each of Items 2 and 3. 1. The election as directors of the nominees listed below:					2. To approve the advisory vote regarding executive compensation.
FOR ☐ AGAINST ☐ ABSTAIN ☐

Nominees:	For	Against	Abstain
	☐	☐	☐
Carl C. Icahn James J. Unger Vincent J. Intrieri Stephen Mongillo J. Mike Laisure James C. Pontious Harold First Brett Icahn Hunter Gary	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

3. The transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

FOR  ☐    AGAINST   ☐    ABSTAIN  ☐

THIS PROXY IS SOLICITED ON

BEHALF OF THE BOARD OF

DIRECTORS.

This proxy will be voted as specified or, where no direction is given, will be voted FOR all nominees listed in Proposal No. 1., FOR Proposal No. 2. and FOR Proposal No. 3.

The undersigned shareholder hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement and hereby revokes any proxy or proxies previously given. This proxy may be revoked at anytime prior to its exercise.

Please complete, date and sign and mail this proxy promptly in the enclosed postage-prepaid envelope.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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